      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001
                                                     REGISTRATION NO. 333-

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       ISSUER OF NOTES REGISTERED HEREBY
                         NORTHERN BORDER PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4922                            93-1120873
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                      GUARANTOR OF NOTES REGISTERED HEREBY
                NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4922                            93-1120695
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                                                      JANET K. PLACE
                 1400 SMITH STREET                                1111 SOUTH 103RD STREET
               HOUSTON, TEXAS 77002                             OMAHA, NEBRASKA 68124-1000
                  (713) 853-6161                                      (402) 398-7886
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE           (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          NUMBER, INCLUDING AREA CODE, OF                    TELEPHONE NUMBER, INCLUDING AREA
     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                  CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                                ROBERT S. BAIRD
                             VINSON & ELKINS L.L.P.
                        ONE AMERICAN CENTER, SUITE 2700
                              600 CONGRESS AVENUE
                              AUSTIN, TEXAS 78701
                                 (512) 542-8451
                              (512) 236-3210 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED            PROPOSED
                                                   AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED         PER NEW NOTE       OFFERING PRICE          FEE(1)
----------------------------------------------------------------------------------------------------------------------------
7.10% Senior Notes due 2011, Series A.......    $225,000,000            100%            $225,000,000           $56,250
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457 under the Securities Act of 1933.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 3, 2001

                                  $225,000,000

                         NORTHERN BORDER PARTNERS, L.P.
                               OFFER TO EXCHANGE

                     7.10% SENIOR NOTES DUE 2011, SERIES A
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                          7.10% SENIOR NOTES DUE 2011

THE NEW NOTES:

- Restrictions: The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes.

- Maturity: March 15, 2011.

- Interest Payments: Semi-annually in cash in arrears on March 15 and September 15, commencing September 15, 2001.

- Redemption: We can redeem some or all of the new notes at our option on at least 30 days' notice at the redemption prices described under the heading "Description of the New Notes."

- Repurchase: Holders of the notes may have the right to require us to repurchase their notes upon a decline in the rating of the notes as described under the heading "Description of Notes."

- Guarantee: The new notes will be unconditionally guaranteed by our subsidiary Northern Border Intermediate Limited Partnership, so long as that subsidiary has incurred or guaranteed any long-term debt. The guarantee will rank equally with its guarantees of our bank credit facilities and our existing and future unsubordinated debt.

- Ranking of Notes: The new notes will rank equally with all of our other existing and future senior and unsubordinated indebtedness, junior to any of our secured indebtedness to the extent of the security for that indebtedness and senior to any of our subordinated indebtedness. All of our operating assets are in our subsidiaries and, therefore, the notes will be effectively subordinated to all indebtedness of those subsidiaries, other than Northern Border Intermediate Limited Partnership.

THE EXCHANGE OFFER:

- Expiration: 5:00 p.m., New York City time, on             , 2001, unless we
  extend the expiration date.

- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding notes being tendered.

- Tendered Notes: All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

- Withdrawal: Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer, unless we have already accepted your outstanding notes for exchange.

- Tax Consequences: The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

TRADING FORMAT

- The new notes will not be listed on any securities exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2001

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with the prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Investor Relations, Northern Border Partners, L.P., 1111 South 103rd Street, Omaha, Nebraska 68124, by mail, and if by telephone at (877) 208-7318.

     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              NO.
                                                              ----
Forward-Looking Statements..................................   ii
Prospectus Summary..........................................    1
Use Of Proceeds.............................................   11
Capitalization..............................................   11
Selected Financial Data.....................................   12
Ratio Of Earnings To Fixed Charges..........................   13
The Exchange Offer..........................................   14
Description Of The New Notes................................   22
United States Federal Tax Considerations....................   35
Plan Of Distribution........................................   37
Legal Matters...............................................   38
Experts.....................................................   38
Where You Can Find More Information.........................   38
Incorporation Of Documents By Reference.....................   39
Index to Guarantor Financial Statements.....................  F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. In general, any statement other than a statement of historical fact is a forward-looking statement. These statements appear in a number of places in this prospectus and include statements regarding our plans, beliefs and expectations with respect to, among other things:

     - future acquisitions;

     - expected future costs;

     - future capital expenditures;

     - trends affecting our future financial condition or results of operation; and

     - our business strategy regarding future operations.

     Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:

     - industry conditions;

     - future demand for natural gas in the markets served by our pipelines;

     - availability of supplies of Canadian natural gas and the rate of progress of developing those supplies;

     - availability and prices of supplies of natural gas in the Powder River, Wind River and Williston Basins and the rate of progress of developing those supplies and developing additional transportation capacity out of the Powder River and Wind River Basins;

     - political and regulatory developments that impact Federal Energy Regulatory Commission proceedings involving Northern Border Pipeline and Midwestern Gas Transmission Company;

     - competitive developments by Canadian and other U.S. natural gas transmission companies;

     - political and regulatory developments in the United States and in Canada; and

     - conditions of the capital markets.

     In light of these and other risks, uncertainties and assumptions, the actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business and the notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "we," "us," "our," or "our partnership" refer to Northern Border Partners, L.P.

                         NORTHERN BORDER PARTNERS, L.P.

OUR BUSINESS

     Northern Border Partners was formed in 1993 to acquire, own and manage pipeline and other midstream energy assets. Today, we are one of the largest publicly-traded limited partnerships and a leading transporter of natural gas imported from Canada to the United States. Through our subsidiary limited partnership, Northern Border Intermediate Limited Partnership, we own a 70% general partner interest in Northern Border Pipeline Company, a Texas general partnership. Northern Border Pipeline owns and manages a 1,214-mile regulated natural gas pipeline system that transported over one-fifth of all natural gas imported from Canada to the United States in 2000. Our interest in Northern Border Pipeline currently represents over 65% of our assets and provides us with stable, fixed-rate cash flows. We recently completed the acquisition of Midwestern Gas Transmission Company, which owns a 350-mile regulated natural gas pipeline system. In addition, we have significantly expanded our non-regulated midstream energy operations through recent acquisitions in the United States and Canada. We believe these businesses position us with another important platform for expansion. Strategically, we will focus on maintaining the current high utilization of our interstate pipeline assets and acquiring additional natural gas-related assets that generate relatively stable cash flow and offer the potential for future growth.

  Interstate Natural Gas Pipeline System

     Northern Border Pipeline System. The Northern Border Pipeline system transports natural gas from the Canadian border at Port of Morgan, Montana to important end markets in the Midwestern United States. Approximately 90% of the natural gas transported by Northern Border Pipeline during 2000 was produced in the reserve-rich western Canadian sedimentary basin located in the provinces of Alberta, British Columbia and Saskatchewan. The pipeline system serves more than 50 shippers with diverse operating and financial profiles. Based upon the shippers' contractual obligations, as of December 31, 2000, just under 99% of the pipeline's capacity is contractually committed through mid-September 2003. The termination dates of these contracts ranged from October 31, 2001 to December 31, 2013 and the weighted average contract life was approximately six years. Contracts for approximately 44% of the capacity will expire between mid-September 2003 and the end of October 2005.

     Northern Border Pipeline has completed a number of expansions and extensions to its pipeline system and is in the process of completing another growth project, Project 2000. The Chicago Project, our most recently completed expansion, successfully increased the pipeline system's capacity by 42% to 2.4 billion cubic feet per day on the 822-mile segment of the pipeline and expanded its delivery service to the Chicago market area. As a result of the project, Northern Border Pipeline is able to deliver to Chicago 645 million cubic feet per day, an amount equal to approximately 20% of the natural gas baseload of the local natural gas distribution companies in the Chicago area. Project 2000 will expand and extend the pipeline system access into Indiana. The expansion affords shippers on the pipeline system access to industrial gas consumers in northern Indiana and is expected to be in service by November 2001.

     Northern Border Pipeline transports gas for shippers under a tariff regulated by the Federal Energy Regulatory Commission. The tariff specifies the calculation of amounts to be paid by shippers and the general terms and conditions of transportation service on the pipeline system. Northern Border Pipeline's revenues are derived from agreements for the receipt and delivery of gas at points along the pipeline system as specified in each shipper's individual transportation contract. Northern Border Pipeline does not own the gas that it transports, and therefore it does not assume the related natural gas commodity price risk.

     Midwestern Gas Transmission Pipeline System. The Midwestern pipeline system consists of 350 miles of natural gas transmission pipeline and 70,170 compressor horsepower with forward haul design capacity of 650 million cubic feet per day and backhaul capacity of 350 million cubic feet per day. The system consists of a single 30-inch mainline extending from an interconnection with Tennessee Gas Pipeline at Portland, Tennessee to its terminus at Joliet, Illinois. Midwestern serves both the Chicago market as well as markets in Kentucky, southern Illinois and Indiana, including the rapidly growing power generation segment in these areas.

  Gas Gathering and Processing

     Bear Paw Energy. Through our wholly-owned subsidiary, Bear Paw Energy, we own extensive gathering and processing operations in the Powder River Basin in Wyoming and the Williston Basin in Montana and North Dakota. Bear Paw Energy has approximately 226,000 leasehold production acres under dedication and over 600 miles of gathering lines in the Powder River Basin. In the Williston Basin, Bear Paw Energy has over 2,800 miles of gathering lines and four natural gas processing plants with 90 million cubic feet per day of capacity.

     Crestone. Through our wholly owned subsidiary, Crestone Energy Ventures, L.L.C., we own 100% of Crestone Gathering Services, L.L.C., a 49% interest in Bighorn Gas Gathering, L.L.C., a 33.33% interest in Fort Union Gas Gathering, L.L.C., and a 35% interest in Lost Creek Gathering, L.L.C., which collectively own almost 600 miles of natural gas gathering facilities in Wyoming. The gathering facilities interconnect to the interstate gas pipeline grid serving natural gas markets in the Rocky Mountains, the Midwest and California.

     - Crestone Gathering has more than 90,000 leasehold production acres under dedication, 139 miles of gathering lines and 37,389 compressor horsepower in the Powder River Basin. The Crestone Gathering system connects into Fort Union directly and through third party gathering systems.

     - Fort Union gathers coal seam methane gas produced in the Powder River Basin in northeastern Wyoming. Fort Union's system, which consists of 106 miles of gathering lines, is capable of delivering more than 450 million cubic feet per day of coal seam methane gas into the interstate gas pipeline grid. Fort Union has commenced construction of an expansion to increase its system's capacity to 634 million cubic feet per day that is expected to be in service by October 2001.

     - Bighorn gathers coal seam methane gas produced in the Powder River Basin in northeastern Wyoming. Bighorn's system, which consists of 188 miles of gathering lines, is capable of gathering more than 250 million cubic feet per day of coal seam methane gas for delivery to the Fort Union gathering system. Under various agreements, the majority of which are long term, producers have dedicated their reserves to Bighorn, giving Bighorn the right to gather coal seam methane gas produced in areas of Wyoming covering 800,000 acres.

     - The Lost Creek system gathers natural gas produced from conventional gas wells in the Wind River Basin in central Wyoming and has approximately 160 miles of gathering lines. The system is capable of delivering more than 275 million cubic feet per day of natural gas into the interstate pipeline grid.

     Canadian Midstream Assets. Our Canadian assets include the Mazeppa and Gladys plants, gas gathering systems and a minority interest in the Gregg Lake/Obed Pipeline. The Mazeppa plant is a sour gas processing plant with 82 million cubic feet per day of combined capacity and associated gathering lines. The Gladys plant is a sour gas processing plant with 5 million cubic feet per day of capacity. The Gregg Lake/ Obed Pipeline is comprised of 85 miles of gathering lines with a capacity of 150 million cubic feet per day.

     We also own Black Mesa Holdings, Inc, which owns a 273-mile coal slurry pipeline originating at a coal mine in Kayenta, Arizona. The coal slurry pipeline transports crushed coal suspended in water to the Mohave Generating Station in Laughlin, Nevada. The capacity of the pipeline is fully contracted to the coal supplier for the Mohave Generating Station through the year 2005. The pipeline is operated by Black Mesa Pipeline Operations, LLC, our wholly owned subsidiary. Black Mesa accounts for an immaterial portion of our assets, income and cash flow.

OUR STRATEGY

     Our objective is to continue to be a leading, growth-oriented master limited partnership with a goal of increasing our cash flow and distributions to unitholders. We intend to execute our business strategy by:

     - Maintaining the current high utilization of our regulated, interstate pipeline assets by:

          - continuing to develop superior market access for shippers in the regions that we serve,

          - aggressively pursuing service to new electric generation facilities, and

          - creating and delivering new value-added services beneficial to our customers;

     - Increasing the capacity and efficiency of our pipeline, gathering and processing assets by:

          - targeting pipeline expansions supported by long-term, fee-based or fixed-rate contracts,

          - aggressively controlling operating costs,

     - Acquiring additional natural gas-related assets with relatively stable cash flow characteristics and potential for future growth in the United States and Canada, and

     - Maintaining our strong financial position and our ability to access capital to fund future growth prospects.

OUR STRUCTURE AND MANAGEMENT

     Our general partners and the general partners of Northern Border Intermediate Limited Partnership are Northern Plains Natural Gas Company and Pan Border Gas Company, both subsidiaries of Enron Corp., and Northwest Border Pipeline Company, a subsidiary of The Williams Companies, Inc. We are managed by our Partnership Policy Committee consisting of three members, each of whom has been appointed by one of our general partners. Control of Northern Border Pipeline is overseen by the Northern Border management committee, which is comprised of three of our representatives (one designated by each of our general partners) and one representative from TC PipeLines, LP, the owner of the remaining 30% general partner interest in Northern Border Pipeline. Voting power on the management committee is allocated among our three representatives in proportion to their general partner interests in us. As a result, Enron controls 57.75% of the voting power of the management committee.

     Northern Plains and NBP Services Corporation, wholly owned subsidiaries of Enron, provide operating and administrative services for us and our subsidiaries under services and operating agreements. Northern Plains operates the Northern Border Pipeline system and Midwestern, and NBP Services provides administrative services for us and administrative and operating services for Crestone Energy Ventures, Bear Paw Energy and other subsidiaries. Black Mesa's operating services are provided by its own employees. Northern Plains and NBP Services have approximately 320 individuals involved in operating activities. In consideration for their services, NBP Services and Northern Plains are reimbursed for their direct and indirect costs and expenses, including an allocated portion of employee time and Enron's overhead costs. The only individuals that are represented by a labor union or covered by a collective bargaining agreement are approximately 26 of the 58 employees of Black Mesa, who are represented by the United Mine Workers. The operations of the Canadian assets are outsourced to an unaffiliated third party.

     Our principal executive offices are located at 1400 Smith, Houston, Texas 77002. Our telephone number is (877) 208-7318. The offices of Northern Border Pipeline Company are located at 1111 South 103rd Street, Omaha, Nebraska 68124. Northern Border Pipeline's telephone number is (402) 378-7700.

     The following chart depicts our organization, our structure and our interests in Northern Border Pipeline, Bear Paw Energy, Crestone Energy Ventures, Midwestern Gas Transmission Company, Border Midstream Services and Black Mesa Holdings.

                                     chart

---------------
(1) Northern Plains Natural Gas Company, Pan Border Gas Company and Northwest Border serve as our general partners. Northern Plains and Pan Border are subsidiaries of Enron Corp., and Northwest Border is a subsidiary of The Williams Companies, Inc.

                         SUMMARY OF THE EXCHANGE OFFER

     On March 14, 2001, we completed a private offering of $225 million of the outstanding notes.

     We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to ensure that the registration statement registering new notes, of which this prospectus forms a part, becomes effective no later than 180 days after March 14, 2001. You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms.

     You should read the discussion under the headings "-- Summary of the Terms of the New Notes" beginning on page 9 and "Description of the New Notes" beginning on page 22 for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 14 for further information regarding the exchange offer and resale of the new notes.

Securities to be Exchanged....   On March 14, 2001, we issued $225 million
                                 aggregate principal amount of outstanding notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that (1) the new notes will be freely transferable by the holders except as otherwise provided in this prospectus; (2) holders of new notes will have no registration rights; and (3) the new notes will contain no provisions for an increase in their stated interest rate.

The Exchange Offer............   We are offering to exchange up to $225 million
                                 aggregate principal amount of new notes for up to $225 million aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
                                 The new notes will evidence the same debt as the outstanding notes, and the new notes will be governed by the same indenture.

Resale........................   We believe that the new notes issued in the
                                 exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                      - the new notes are being acquired in the
                                        ordinary course of your business;

                                      - you are not participating, do not intend
                                        to participate, and have no arrangement
                                        or understanding with any person to
                                        participate, in the distribution of the
                                        new notes issued to you in the exchange
                                        offer; and

                                      - you are not an "affiliate" of ours.

                                 If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against any such liability.

                                 Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in the exchange offer.

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders
                                 of outstanding notes on                , 2001.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2001, or
                                 such later date and time to which we extend it.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to 5:00 p.m., New York
                                 City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The
                                 Exchange Offer -- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer, any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section "The Exchange Offer -- Conditions to the Exchange Offer" on page 20 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   If your outstanding notes are held through The
                                 Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                      - any new notes that you receive will be
                                        acquired in the ordinary course of your
                                        business;

                                      - you have no arrangement or understanding
                                        with any person or entity to participate in the distribution of the new notes;

                                      - if you are not a broker-dealer, you are
                                        not engaged in and do not intend to
                                        engage in the distribution of the new
                                        notes;

                                      - if you are a broker-dealer that will
                                        receive new notes for your own account
                                        in exchange for outstanding notes that
                                        were acquired as a result of
                                        market-making activities, you
                                       will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

                                      - you are not our "affiliate," as defined
                                        in Rule 405 of the Securities Act, or,
                                        if you are our affiliate, you will
                                        comply with any applicable registration
                                        and prospectus delivery requirements of
                                        the Securities Act.

                                 We will accept for exchange any and all
                                 existing notes that are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Acceptance of Outstanding Notes for Exchange."

Effect of Not Tendering.......   Outstanding notes that are not tendered or that
                                 are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration of such outstanding notes under the Securities
                                 Act.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of such book-entry interests or you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such book-entry interest or outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding notes
                                 and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in
                                 "The Exchange Offer -- Procedures for Tendering
                                 Outstanding Notes -- Guaranteed Delivery" beginning on page 18.

Registration Rights
Agreements....................   We sold the outstanding notes on March 14, 2001
                                 to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. In connection with this sale, we entered into a registration rights agreement with the initial purchasers that granted the holders of the outstanding notes exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new notes.

U.S. Federal Income Tax
  Considerations..............   The exchange of outstanding notes for new notes
                                 in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
                                 Please read "United States Federal Tax
                                 Considerations" on page 35.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of new notes.

Exchange Agent................   We have appointed Bank One Trust Company, N.A.,
                                 as the exchange agent for the exchange offer.
                                 The mailing address and telephone number of the exchange agent are 1 Bank One Plaza, Mail Code
                                 IL1-0126, Chicago, Illinois 60670-0126, phone:
                                 (800) 524-9472. See "The Exchange
                                 Offer -- Exchange Agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

New Notes Offered.............   $225 million principal amount of 7.10% Senior
                                 Notes due 2011, Series A.

Interest Rate.................   7.10% per annum.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2001.

Maturity......................   March 15, 2011.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ratings.......................   We have obtained the following ratings on the
                                 notes: Baa1 by Moody's Investors Service, Inc.,
                                 BBB+ by Standard & Poor's Ratings Services and
                                 BBB+ by Fitch, Inc. We have obtained these ratings with the understanding that the rating agencies will continue to monitor our credit ratings, and will make future adjustments when they feel it is necessary. A rating reflects only the view of a rating agency. It is not a recommendation to buy, sell or hold the notes.
                                 Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant such a change.

Ranking.......................   The new notes will be senior unsecured and
                                 unsubordinated obligations and will rank equally with all of our other existing and future senior and unsubordinated indebtedness.
                                 All of our operating assets are in our
                                 subsidiaries and, therefore, the new notes will be effectively subordinated to all indebtedness of those subsidiaries other than Northern
                                 Border Intermediate Limited Partnership. As of
                                 March 31, 2001, our existing aggregate
                                 indebtedness, other than the notes, was
                                 approximately $323 million. Our subsidiaries' indebtedness for borrowed money, to which the notes are effectively subordinated, was approximately $873 million at March 31, 2001.

                                 The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the notes.

Guarantee.....................   Our subsidiary, Northern Border Intermediate
                                 Limited Partnership, will unconditionally guarantee the notes for so long as it has incurred or guaranteed any long-term debt. The guarantee will be a senior unsecured obligation of Northern Border Intermediate Limited
                                 Partnership and will rank equally with its guarantees of our bank credit facilities and our existing and future unsubordinated debt.

Certain Covenants and
  Events of Default...........   We will issue the new notes under an indenture
                                 with Bank One Trust Company, N.A., as trustee.
                                 The indenture includes material financial covenants, including:

                                      - limitation on liens; and

                                      - limitation on sale-leaseback
                                        transactions.

                                 The indenture provides for events of default, including default on other significant indebtedness.

Repurchase of Notes Upon a
Rating Decline................   If at any time the new notes cease to be rated
                                 "investment grade" (as defined in the
                                 indenture) by either Standard & Poor's Rating
                                 Service or Moody's Investors Service, and an investment grade rating has not been reinstated within 40 days after such decline, each holder of the new notes will have the right to require us to repurchase the holder's notes. We will not, however, be obligated to repurchase the notes if a rating decline occurs after our $250 million original principal amount of 8 7/8%
                                 Senior Notes due June 15, 2010 ceases to be outstanding. The repurchase price will be payable in cash and will be equal to 100% of the principal amount of notes repurchased plus accrued and unpaid interest due thereon, if any, to the date of repurchase.

Optional Redemption...........   Upon 30 days' notification to noteholders, we
                                 may redeem the new notes. Redemption of the new notes can be in whole, at any time, or in part, from time to time. The redemption price will include a make-whole premium.

Form and Denomination.........   The new notes will be represented by one or
                                 more global notes. The global notes will be deposited with Bank One Trust Company, N.A., as book-entry depositary, for the benefit of DTC and its participants.

                                 Initially, you will not receive new notes in certificated form. However, subject to the provisions of the indenture described under the heading "Description of the New
                                 Notes -- Depositary Procedures," you may elect to receive certificated notes.

                                 The book-entry depositary will issue to DTC one or more certificateless book-entry interests representing each global note. DTC will operate a system of dealing in the book-entry interests by maintaining records of interests of DTC participants in book-entry interests.

                                 The global notes will be shown on, and
                                 transfers of such notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

                                 Notes issued or transferred will be in minimum principal amounts of $1,000 and multiples thereof.

Same-day Settlement...........   The new notes will trade in DTC's Same-day
                                 Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the notes will be settled in immediately available funds.

Trustee, Registrar and
Transfer Agent................   Bank One Trust Company, N.A.

Governing Law.................   The new notes and the indenture relating to the
                                 new notes will be governed by, and construed in accordance with, the laws of the State of New
                                 York.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding notes. We are making this exchange solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the new notes, we will receive outstanding notes in aggregate principal amount equal to the aggregate principal amount of the new notes.

                                 CAPITALIZATION

     The following table sets forth our capitalization on March 31, 2001. You should read our historical financial statements and notes that are incorporated by reference in this prospectus for additional information about our capital structure.

                                                              MARCH 31, 2001
                                                              --------------
                                                              (IN THOUSANDS)
Northern Border Partners, L.P.
  Senior notes -- 7.10%, due 2011...........................    $  225,000
  Senior notes -- 8.875%, due 2010..........................       250,000
  Revolving credit facility, variable interest rate (average
     6.35% at March 31, 2001)...............................        73,000
  Unamortized debt premium, net.............................         3,156
Northern Border Pipeline
  Senior notes -- average 8.49%, due from 2001 to 2003......       184,000
  Pipeline credit agreement
     Term loan, variable interest rate (5.42% at March 31,
      2001), due 2002.......................................       414,000
     Revolving credit facility, variable interest rate
      (5.73% at March 31, 2001), due 2002...................        62,000
  Senior notes -- 7.75%, due 2009...........................       200,000
  Unamortized debt discount.................................          (816)
Black Mesa
  10.7% Note agreement, due quarterly to 2004...............        13,078
                                                                ----------
          Total long-term debt (including current
          maturities).......................................     1,423,418
                                                                ----------
Minority interests in partners' capital.....................       253,281
Accumulated other comprehensive income......................        19,168
Partners' capital
  General partners..........................................        15,081
  Common unitholders........................................       738,963
                                                                ----------
          Total partners' capital...........................       754,044
                                                                ----------
          Total capitalization..............................    $2,449,911
                                                                ==========

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT FOR PER UNIT DATA)

     The summary financial information as of and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996 is derived from our audited financial statements, and the summary financial information as of and for the three months ended March 31, 2001 and 2000 is derived from our unaudited financial statements. You should read our historical financial statements and notes that are incorporated by reference in this prospectus for additional information about our financial results.

                                       THREE MONTHS ENDED
                                            MARCH 31,                             YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------------
                                        2001         2000         2000         1999         1998         1997         1996
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME DATA:
  Operating revenues, net..........  $   87,960   $   81,517   $  339,732   $  318,963   $  217,592   $  198,574   $  201,943
  Operations and maintenance.......      16,017       12,874       62,097       53,451       44,770       37,418       28,366
  Depreciation and amortization....      15,694       15,589       60,699       54,842       43,885       40,332       46,979
  Taxes other than income..........       4,093        7,883       28,634       30,952       22,012       22,836       24,390
  Regulatory credit................          --           --           --           --       (8,878)          --           --
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income.................      52,156       45,171      188,302      179,718      115,803       97,988      102,208
  Interest expense, net............      21,696       18,691       81,495       67,709       30,922       30,860       32,670
  Other income (expense)...........      (1,720)         109        8,032        4,562       13,208        8,149        2,900
  Minority interests in net
    income.........................      10,767        8,623       38,119       35,568       30,069       22,253       22,153
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income to partners...........  $   17,973   $   17,966   $   76,720   $   81,003   $   68,020   $   53,024   $   50,285
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net income per unit..............  $     0.54   $     0.59   $     2.50   $     2.70   $     2.27   $     1.97   $     1.88
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Number of units used in
    computation....................      31,565       29,347       29,665       29,347       29,345       26,392       26,200
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========
CASH FLOW DATA:
  Net cash provided by operating
    activities.....................  $   39,226   $   37,387   $  169,615   $  173,368   $  103,849   $  119,621   $  137,534
  Net cash used in investing
    activities.....................     227,211        2,489      257,992      134,165      652,194      149,870       23,393
  Net cash provided by (used in)
    financing activities...........     219,694       (9,782)     100,813      (57,318)     482,630       95,616     (112,169)
  Capital expenditures.............      25,391          380       19,721      102,270      652,194      152,658       18,597
  Acquisition of businesses........     198,659           --      229,505       31,895           --           --           --
  Distribution declared per
    unit(1)........................        0.76         0.65         2.70         2.48         2.34         2.23         2.20
BALANCE SHEET DATA
  (AT PERIOD END):
  Property, plant and equipment,
    net............................  $1,742,353   $1,726,933   $1,732,076   $1,745,356   $1,730,476   $1,118,364   $  937,859
  Total assets.....................   2,508,126    1,876,174    2,082,720    1,863,437    1,825,766    1,266,917    1,016,484
  Long-term debt, including current
    maturities.....................   1,423,418    1,050,939    1,171,962    1,031,986      976,832      481,355      377,500
  Minority interests in partners'
    capital........................     253,281      249,812      248,098      250,450      253,031      174,424      158,089
  Partners' capital................     754,044      513,564      572,274      515,269      507,426      500,728      410,586

---------------
(1) Amounts shown represent declared cash distributions on our common units for the period with respect to which they are payable.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                             THREE MONTHS
                                                ENDED
                                              MARCH 31,            YEAR ENDED DECEMBER 31,
                                             ------------    ------------------------------------
                                             2001    2000    2000    1999    1998    1997    1996
                                             ----    ----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges.........  2.3     2.4     2.4     2.7     3.0     3.2     3.2

     These computations include all of our consolidated subsidiaries for the period owned. For these ratios, "earnings" is the amount resulting from adding the following items:

     - pre-tax income from continuing operations before adjustment for minority interests; and

     - fixed charges, net of capitalized interest.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

     - an estimate of the interest within rental expenses.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $225 million principal amount of outstanding notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for outstanding notes is $225 million. The terms of the new notes and the outstanding notes are substantially the same in all material respects, except that the new notes will be freely transferable by the holders, other than as provided in this prospectus.

     The new notes will bear interest at a rate of 7.10% per year, payable semiannually on March 15 and September 15 of each year, beginning on September 15, 2001. Holders of new notes will receive interest from the date of the original issuance of the outstanding notes, or from the date of the last payment of interest on the outstanding notes, whichever is later. Holders of new notes will not receive any interest on outstanding notes tendered and accepted for exchange. In order to exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

     - any new notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding notes not already accepted if any conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2001, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of outstanding notes who have tendered their outstanding notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are acquiring new notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the new notes.

     If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - you cannot rely on those interpretations by the SEC staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Under our registration rights agreement, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE

     We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the later of: (1) the expiration date of the exchange offer; and (2) the satisfaction or waiver of the conditions specified below under "-- Conditions to the Exchange Offer." We will not accept outstanding notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of outstanding notes accepted for exchange after the exchange agent receives the new notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Notes -- Book-Entry Transfer," such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding notes other than as described in "-- Transfer Taxes" or in Instruction 6 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner's behalf.

     Tender of Outstanding Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Notes Held in Physical Form. For a holder to validly tender outstanding notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding notes at such address, or such outstanding notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY. THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Registration Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery.  If you wish to tender your outstanding notes and:

     - certificates representing your outstanding notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

     (1) your tender is made by or through an eligible institution; and

     (2) on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

        (a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

        (b) state that the tender is being made thereby;

        (c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

        (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes;

     - if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn; and

     - identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer. If, however:

     - delivery of the new notes and/or certificates for outstanding notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding notes tendered;

     - tendered certificates for outstanding notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the memorandums distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender outstanding notes in the exchange offer for the purpose of participating in a distribution of the new notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

EXCHANGE AGENT

     Bank One Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                          Bank One Trust Company, N.A.
                                1 Bank One Plaza
                               Mail Code IL1-0126
                          Chicago, Illinois 60670-0126

                          DESCRIPTION OF THE NEW NOTES

     We will issue the new notes under an indenture dated March 21, 2001, between us and Bank One Trust Company, N.A., as trustee. The outstanding notes were also issued under the indenture. The terms of the outstanding notes are identical in all material respects to the terms of the new notes, except that the outstanding notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable) and adjustments in the interest rate.

     The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available at the offices of the trustee.

THE NOTES

     The notes:

     - are general unsecured obligations;

     - are unconditionally guaranteed by our subsidiary, Northern Border Intermediate Limited Partnership, for so long as that subsidiary has incurred or guaranteed any long-term debt;

     - rank equally with all of our other existing and future senior and unsubordinated debt;

     - rank junior to any of our secured debt to the extent of the security for that debt;

     - rank senior to all of our future subordinated debt; and

     - are non-recourse to our general partners. See "-- Non-recourse; No Personal Liability."

     Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "-- Discharge and Defeasance."

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on March 15, 2011. The notes are currently limited to $225 million aggregate principal amount. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 7.10% per year;

     - be payable semiannually on each March 15 and September 15, commencing September 15, 2001;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant March 1 and September 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option exercisable at any time or from time to time upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

     - the principal amount of such notes; plus

     - accrued and unpaid interest thereon, if any, to the redemption date, plus

     - a make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the relevant notes plus accrued and unpaid interest thereon, if any, to the redemption date.

     The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the redemption date, of:

        - each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued interest for the period prior to the redemption date); and

        - the principal amount that, but for such redemption, would have been payable at the final maturity of the note being redeemed; over

     (2) the principal amount of the note being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 35 basis points. The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banker at least 45 days prior to the redemption date, or if the independent investment banker we appoint is unwilling or unable to make the calculation, the calculation will be made by Banc of America Securities LLC. If Banc of America Securities LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

     For purposes of determining the make-whole premium, comparable treasury yield means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If the H.15 statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banker selected in the manner described in the second preceding paragraph.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. Notes will only be redeemed in multiples of $1,000 in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A replacement note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

METHOD OF PAYMENT

     The note requires that payment in respect of the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the notes. If no such account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder's registered address.

REPURCHASE OF NOTES UPON A RATING DECLINE

     If a Rating Decline (as defined below under "-- Definitions") occurs and an Investment Grade (as defined below under "-- Definitions") rating has not been reinstated within 40 days after such occurrence, each holder of the notes shall have the right to require us to repurchase all or any part of the holder's notes. We will not, however, be obligated to offer to repurchase, or to repurchase the notes, if a Rating Decline occurs after our $250 million original principal amount of 8 7/8% Senior Notes due June 15, 2010 ceases to be outstanding. If we are so required to repurchase notes following a Rating Decline, the repurchase price shall be payable in cash and shall be equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon, if any, to the date of repurchase.

     Within 10 days following any Rating Decline in respect of which an offer to repurchase would be required, we will mail an initial notice to each holder with a copy to the trustee stating that a Rating Decline has occurred and a repurchase of the notes by us may be required. If within 30 days following such initial notice, the Rating Agency or Agencies (as defined below under "-- Definitions") that downgraded the notes shall have failed to reinstate an Investment Grade rating to the notes, then we will, on the 40th day following such Rating Decline, mail a subsequent notice to each holder with a copy to the trustee stating:

     (1) that an Investment Grade rating of the notes has not been reinstated and that such holder has the right to require us to repurchase such holder's notes at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase;

     (2) the repurchase date, which shall be a business day and be not earlier than 30 days or later than 60 days from the date the initial notice is mailed;

     (3) that interest on any note not tendered will continue to accrue;

     (4) that interest on any note accepted for payment in a repurchase shall cease to accrue after the repurchase date;

     (5) that holders electing to have a note purchased will be required to surrender the note (if the notes are not in book-entry form), with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the repurchase date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day, or such shorter periods as may be required by applicable law, preceding the repurchase date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

     (7) that holders which elect to have their notes purchased only in part will be issued replacement notes (if the notes are not in book-entry form) in a principal amount equal to the portion of the notes surrendered that are not purchased pursuant to the Rating Decline.

     On the repurchase date, we will:

     (1) accept for payment notes or portions thereof tendered pursuant to the Rating Decline;

     (2) deposit with the trustee money sufficient to pay the purchase price of all notes or portions thereof so tendered; and

     (3) for notes not in book-entry form, deliver or cause to be delivered to the trustee notes so accepted together with an officers' certificate identifying the notes or portions thereof tendered to us.

     The trustee shall promptly mail to the holders of the notes so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest thereon, and promptly authenticate and mail to such holders a replacement note (if the notes are not in book-entry form) in a principal amount equal to any unpurchased portion of the notes surrendered. We will publicly announce the results of any repurchases of notes upon a Rating Decline on or as soon as practicable after the repurchase date.

     We will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with any repurchases of notes upon a Rating Decline.

CERTAIN COVENANTS

     The indenture does not limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control. The indenture contains the following material financial covenants:

     Limitation on Liens. We will not, and will not permit any of our Subsidiaries (as defined below under "-- Definitions") to, issue, create, assume or guarantee any indebtedness for borrowed money secured by a lien upon any of our Property (as defined below under "-- Definitions") or the Property of any Subsidiary or upon any shares of stock or indebtedness of any Subsidiary that owns or leases any Property (whether such Property, shares of stock or indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the notes will be secured equally and ratably with or prior to such secured debt until such time as such debt is no longer secured by a lien.

     The foregoing restriction does not require us to secure the notes if the liens consist of either Permitted Liens (as defined below under "-- Definitions") or if the indebtedness secured by these liens is Exempted Indebtedness (as defined below under "-- Definitions").

     Limitation on Sale-Leaseback Transactions. We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction (as defined below under "-- Definitions") with respect to any Property unless:

     - we or our Subsidiary, as the case may be, would be entitled, pursuant to the provisions of the indenture, to incur indebtedness secured by a lien on the Property involved in such transaction at least equal in amount to the Attributable Indebtedness (as defined below under "-- Definitions") with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in "-- Limitation on Liens;"

     - within 12 months after the effective date of such transaction, we, or our Subsidiary, as the case may be, apply an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback

       Transaction either (1) to the voluntary defeasance or the repayment, redemption or retirement of the notes or other indebtedness for borrowed money of ours or any of our Subsidiaries that matures more than one year after the creation of such indebtedness or (2) to the acquisition, construction, development or improvement of any Property used or useful or (3) any combination of applications referred to in (1) and (2) above.

     Exempted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale-Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee indebtedness secured by a lien (other than a Permitted Lien) without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such indebtedness (other than the notes) and the Attributable Indebtedness of all such Sale-Leaseback Transactions then in existence, in each case not otherwise permitted in the preceding three paragraphs, does not at the time incurred exceed 10% of our Consolidated Net Tangible Assets (as defined below under "-- Definitions").

     Payments for Consent. We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration whether by way of fee, interest or otherwise to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. So long as any notes are outstanding, and pursuant to Section 314(a) of the Trust Indenture Act, we will:

     (1) for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports that we may be required to file with the SEC pursuant to the Exchange Act; or

     (2) if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, any supplementary and periodic information, documents and reports that may be required pursuant to the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

MERGER, AMALGAMATION, CONSOLIDATION AND SALE OF ASSETS

     We and Northern Border Intermediate Limited Partnership will not merge, amalgamate or consolidate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions, except pursuant to Article XVI of our partnership agreement, and unless:

     - either we or Northern Border Intermediate Limited Partnership, as the case may be, is the surviving entity, or the surviving entity:

        - is an entity organized under the laws of the United States, a state thereof or the District of Columbia, or Canada or a province thereof; and

        - expressly assumes by supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes, and the due and punctual performance or observance of all the other covenants and conditions of the indenture to be performed or observed by us;

     - immediately before and immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing; and

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

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

     Notwithstanding the foregoing, any successor (including pursuant to Article XVI of our partnership agreement) must comply with the terms of the indenture, including the requirement that the successor execute and deliver a supplemental indenture.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture, means any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other term, covenant or warranty in the indenture that continues for 90 days after being given written notice;

     - default by us or any of our Subsidiaries in the payment at the final maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $25.0 million or more, or acceleration of any indebtedness of $25.0 million or more so that it becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice to us in accordance with the indenture; and

     - certain events of bankruptcy, insolvency or reorganization.

     The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default occurs and continues, other than certain events of bankruptcy, insolvency, or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the entire principal of all the outstanding notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization occurs, the notes are due and payable immediately.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer to the trustee indemnity satisfactory to the trustee. If they provide this indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

DEFINITIONS

     As used in the foregoing description of certain covenants by which we are bound pursuant to the indenture, the following terms have the following meanings:

     "Attributable Indebtedness" means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

     - the fair market value (as determined in good faith by our Partnership Policy Committee) of such assets;

     - the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; or

     - if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" means, at any date of determination, the aggregate amount of total assets included in the most recent quarterly or annual balance sheet of us and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts:

     - all current liabilities reflected in such balance sheet; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

     "Investment Grade" means BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody's.

     "Moody's" means Moody's Investors Services, Inc. and its successors.

     "Permitted Liens" include:

     - liens existing at or provided for under the terms of agreements existing on the date of the initial issuance of the notes;

     - liens on property, shares of stock, indebtedness or other assets of any person (which is not a subsidiary) existing at the time such person is merged into or consolidated with or into us or any of our Subsidiaries, provided that such liens are not incurred in anticipation of such person becoming a Subsidiary, or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

     - liens on property, shares of stock, indebtedness for borrowed money or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries, or liens thereon to secure the payment of all or any part of the purchase price thereof;

     - liens on property, shares of stock, indebtedness for borrowed money or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of development or improvements or the commencement of commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such development or improvements;

     - liens to secure indebtedness owing to us or our Subsidiaries;

     - liens on property to secure all or part of the cost of acquiring, constructing, altering, improving, developing or repairing any property or asset, or improvements used in connection with that property or liens incurred by us or any of our Subsidiaries to provide funds for any such activities;

     - liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or improving the property subject to such liens;

     - liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

     - liens contemplated by Section 7.07 of the indenture;

     - liens deemed to exist by reason of negative pledges in respect of indebtedness; and

     - liens to secure any refinancing, refunding, extension, renewal or replacement of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom.

     "Property" means any right or interest of ours or any of our Subsidiaries in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Categories" means:

     (a) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

     (b) with respect to Moody's, any of the following categories (any of which may include a "1", "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

     (c) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Rating Decline" means the assignment by any Rating Agency of a rating to the notes that is below Investment Grade.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale-Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Property, which Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

     - any such transaction involving a lease for a term of not more than two years;

     - any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or

     - any such transaction executed by the time of or within one year after the latest of the acquisition, the completion of construction, development or improvement or the commencement of commercial operation of assets subject to such leasing transaction.

     "Subsidiary" of any person means:

     - any person of which more than 50% of the total voting power of the shares of capital stock (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof;

     - in the case of a partnership, any person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person; or

     - any other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

GUARANTEE

     Northern Border Intermediate Limited Partnership will unconditionally guarantee the payment of the notes on a senior unsecured basis. Northern Border Intermediate Limited Partnership waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any of our subsidiaries as a result of Northern Border Intermediate Limited Partnership's payment under its guarantee.

     Notwithstanding the previous paragraph, Northern Border Intermediate Limited Partnership will be released and discharged from its obligations under the indenture, and its guarantee will no longer be in effect, in the event it is no longer a guarantor of any Funded Debt (as defined below) other than the notes, so long as no default or event of default under the indenture has occurred or is continuing. In such event, Northern Border Intermediate Limited Partnership will give the trustee notice and we will execute and deliver a supplemental indenture. If at any time after the issuance of the notes, including following any release of Northern Border Intermediate Limited Partnership from its guarantee under the indenture, Northern Border Intermediate Limited Partnership incurs, creates, assumes or guarantees any Funded Debt, we will cause Northern Border Intermediate Limited Partnership to guarantee the notes in accordance with the indenture by simultaneously executing and delivering a supplemental indenture.

     Northern Border Intermediate Limited Partnership's guarantee will be a senior unsecured obligation of Northern Border Intermediate Limited Partnership and will rank equally with its guarantee of our bank credit facilities and existing and future Debt (as defined below) that is not expressly subordinated to its guarantee. Northern Border Intermediate Limited Partnership is a holding company with its ownership of a 70% general partner interest in Northern Border Pipeline as its most significant asset. Northern Border Intermediate Limited Partnership's guarantee will be effectively subordinated to all indebtedness of Northern Border Pipeline and our other operating subsidiaries.

     As used in the foregoing description of Northern Border Intermediate Limited Partnership's guarantee, the terms "Debt" and "Funded Debt" have the following meanings:

     "Debt" means any obligation incurred, created or assumed by any person for the repayment of money borrowed, any purchase money obligation incurred, created or assumed by such person and any guarantee of any of the foregoing.

     "Funded Debt" means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

NON-RECOURSE; NO PERSONAL LIABILITY

     Our obligations, and Northern Border Intermediate Limited Partnership's guarantee, under the indenture and the notes are non-recourse to our general partners and their respective affiliates (other than us and Northern Border Intermediate Limited Partnership), and payable only out of the cash flow and assets of us and Northern Border Intermediate Limited Partnership.

     None of our Partnership Policy Committee members, our Audit Committee members, or our general partners, their assets or their affiliates (other than us and Northern Border Intermediate Limited Partnership, or the directors, officers, employees, stockholders or unit holders, as such, of us, Northern Border Intermediate Limited Partnership, our general partners or any affiliate of the foregoing entities shall have any liability for:

     - any of our obligations under the notes, the indenture or any supplemental indenture;

     - Northern Border Intermediate Limited Partnership's guarantee; or

     - for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waivers of liabilities under federal securities laws are against public policy.

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or non-callable government securities to pay the principal, interest, any premium, and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of, transfer and exchange of notes and replacement of lost, stolen or mutilated notes. In addition, we will be released from our obligations to comply with the covenant in the indenture to provide reports and from restrictions in the indenture on our ability to merge, consolidate or sell all or substantially all of our assets, and the limitations in the indenture on liens and sale-leaseback transactions if we irrevocably deposit with the trustee, in trust, cash or government securities to pay the principal, interest, premium, if any, and any other sums due to the stated maturity date or applicable redemption date of the notes and we comply with certain other conditions. If this happens, our failure to comply with the covenants described in the preceding sentence will not constitute a default or event of default in respect of the notes.

     Under federal income tax law, a discharge described in the preceding paragraph may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

     In addition, we may terminate our obligations under the notes, other than our obligation to pay the principal of, premium, if any, and accrued and unpaid interest on such notes and certain other obligations, provided that we either:

     (1) deliver all outstanding notes (other than notes for which payment amounts have been deposited with the trustee as described in the second preceding paragraph) to the trustee for cancellation; or

     (2) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year and, in the case of this clause (2), we have deposited with the trustee in trust an amount of money sufficient to pay and discharge the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

TRANSFER AND EXCHANGE

     The notes will be issued in registered form and may be transferred or exchanged only in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

     Bank One Trust Company, N.A. serves as trustee under the indenture. We have appointed the trustee to serve as the paying agent and registrar for the notes. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign. We currently, and certain of our affiliates may, have banking relationships with the trustee.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Generally, the notes will be issued in the form of global notes registered in the name of DTC or its nominee.

     Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "-- Depositary Procedures -- Certificated Notes." Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

     Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Initially, the trustee will act as paying agent and registrar for the notes.

DEPOSITARY PROCEDURES

     DTC will act as securities depositary for the notes in book-entry form. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants, eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, securities brokers and dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the global notes, DTC will credit the accounts of the designated participants with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see "-- Certificated Notes."

     Under the terms of the indenture, the trustee and we will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Payments in respect of the principal and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (a) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or
(b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practices for payments of principal, interest, and the like with respect to securities such as the notes is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither the trustee nor we will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and the trustee and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The global notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its participants) for certificated notes, and to distribute such certificated forms of notes to its participants.

     Although we believe DTC will agree to the foregoing procedures to facilitate transfers of interests in the notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor we shall have any responsibility for the performance or nonperformance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

     Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (a) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (b) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or (c) DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act, and we do not replace DTC within 120 days, then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

     Neither the trustee nor we will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and the trustee and we may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

     Same-day Settlement and Payment. The indenture requires that payments in respect of the notes represented by the global note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to certificated notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

MEETINGS

     The indenture contains provisions describing how meetings of the holders of notes may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding notes. A notice of the meeting must always be given in the manner described under "-- Notices" below.

     Generally speaking, any resolution presented at a meeting of the holders of a series of notes may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of the notes. In that case, the holders of outstanding notes of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of notes in accordance with the indenture will be binding on all holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be an aggregate principal amount sufficient to take action upon the matter for which the meeting was called.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they appear in the security register.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes and represents the opinion of our counsel, Vinson & Elkins L.L.P., as to these matters. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase the notes from us and who hold the notes as capital assets under Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon current U.S. federal income tax laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. In our counsel's opinion, the notes qualify as indebtedness for federal income tax purposes, and the following discussion assumes that this treatment is correct.

     For purposes of this discussion, you are a "U.S. Holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or specific electing trusts in existence as of August 28, 1996. You are a "Non-U.S. Holder" if you are a holder of a note who is not a U.S. Holder.

     PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

     Taxation of Interest. If you are a U.S. Holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The notes are not expected to be issued with "original issue discount" for U.S. federal income tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of the notes, you will generally recognize gain or loss equal to the difference, if any, between the proceeds of the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

     The gain or loss you recognize on the sale, exchange or retirement of the notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of capital losses by U.S. Holders is subject to limitations).

     To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "-- Taxation of Interest" above.

     Exchange Offer. The exchange offer, should not produce, for U.S. federal income tax purposes, recognizable gain or loss to either us or a U.S. Holder of a new note because the new notes will be identical in all material respects to the outstanding notes, except that the new notes will be registered and, therefore, not subject to transfer restrictions. A U.S. Holder will have an initial adjusted tax basis and holding period in the new note equal to its adjusted tax basis and holding period in the outstanding note.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Taxation of Interest. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S., and you:

     - do not actually or constructively own 10% or more of the total combined voting power of our capital or profits interests;

     - are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

     - either (A) certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on an IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that such an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

     Sale, Exchange or Retirement of the Notes. Any gain you recognize on the sale, exchange, retirement or other taxable disposition of a note generally will be exempt from U.S. federal income and withholding tax unless:

     - the gain is effectively connected with your conduct of a trade or business within the U.S.; or

     - if you are an individual, you are present in the U.S. for 183 days or more during the taxable year of such disposition and either (A) you have a "tax home" in the United States and certain other conditions are present, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the United States.

     Effectively Connected Income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8 ECI, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

     Federal Estate Taxes. A note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of our capital or profits interests and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, the notes with respect to certain noncorporate U.S. holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided the required information is provided to the IRS.

     Non-U.S. Holders. Backup withholding and information reporting will not apply to payments of principal on the notes by us or any of our agents to a non-U.S. holder if the non-U.S. holder certifies at to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules will be refunded or is allowable as a credit against the non-U.S. holder's federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

     Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

     We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

     - our "affiliates" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired outstanding notes directly from us; or

     - a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes.

     If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Outstanding Notes -- Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes. See "The Exchange Offer -- Resale of New Notes."

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P. will pass upon certain legal matters with respect to the notes.

                                    EXPERTS

     The consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:

     - our annual report on Form 10-K for the year ended December 31, 2000,

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2001; and

     - our current report on Form 8-K filed May 17, 2001.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                               Investor Relations
                         Northern Border Partners, L.P.
                            1111 South 103rd Street
                             Omaha, Nebraska 68124
                           Telephone: (877) 208-7318

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                    INDEX TO GUARANTOR FINANCIAL STATEMENTS

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

Audited Financial Statements
  Report of Independent Public Accountants..................    F-2
  Consolidated Balance Sheet -- December 31, 2000 and
     1999...................................................    F-3
  Consolidated Statement of Income -- Years Ended...........    F-4
     December 31, 2000, 1999 and 1998
  Consolidated Statement of Cash Flows -- Years Ended.......    F-5
     December 31, 2000, 1999 and 1998
  Consolidated Statement of Changes in Partners'
     Capital --.............................................    F-6
     Years Ended December 31, 2000, 1999 and 1998
  Notes to Consolidated Financial Statements................    F-7
Unaudited Interim Financial Statements
  Consolidated Statement of Income -- Three Months Ended
     March 31, 2001 and 2000................................   F-20
  Consolidated Statement of Comprehensive Income -- Three
     Months Ended March 31, 2001 and 2000...................   F-21
  Consolidated Balance Sheet -- March 31, 2001 and December
     31, 2000...............................................   F-22
  Consolidated Statement of Cash Flows -- Three Months Ended
     March 31, 2001 and 2000................................   F-23
  Consolidated Statement of Changes in Partners'
     Equity -- Three Months Ended March 31, 2001............   F-24
  Notes to Consolidated Financial Statements................   F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Northern Border Intermediate Limited Partnership:

     We have audited the accompanying consolidated balance sheet of Northern Border Intermediate Limited Partnership (a Delaware limited partnership) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and changes in partners' capital for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Border Intermediate Limited Partnership and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                    ARTHUR ANDERSEN LLP

Omaha, Nebraska,
January 22, 2001

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                       ASSETS


CURRENT ASSETS
  Cash and cash equivalents.................................  $   35,363   $   22,927
  Accounts receivable.......................................      31,538       24,946
  Related party receivables.................................       9,079        5,292
  Materials and supplies, at cost...........................       5,736        4,410
  Under recovered cost of service...........................          --        3,068
                                                              ----------   ----------
          Total current assets..............................      81,716       60,643
                                                              ----------   ----------
TRANSMISSION PLANT
  Property, plant and equipment.............................   2,454,918    2,410,133
  Less: Accumulated provision for depreciation and
     amortization...........................................     722,842      664,777
                                                              ----------   ----------
       Property, plant and equipment, net...................   1,732,076    1,745,356
                                                              ----------   ----------
INVESTMENTS AND OTHER ASSETS
  Investments in unconsolidated affiliates..................     221,625       31,895
  Goodwill..................................................      28,405        9,076
  Other.....................................................      18,898       16,467
                                                              ----------   ----------
          Total investments and other assets................     268,928       57,438
                                                              ----------   ----------
          Total assets......................................  $2,082,720   $1,863,437
                                                              ==========   ==========

                          LIABILITIES AND PARTNERS' CAPITAL


CURRENT LIABILITIES
  Current maturities of long-term debt......................  $   44,464   $   69,117
  Current maturities of long-term debt -- affiliate.........          --      114,500
  Accounts payable..........................................      35,413        8,279
  Accrued taxes other than income...........................      28,493       26,608
  Accrued interest..........................................      14,649       16,807
  Accrued interest -- affiliate.............................         986          801
  Accumulated provision for rate refunds....................       4,726        2,317
                                                              ----------   ----------
          Total current liabilities.........................     128,731      238,429
                                                              ----------   ----------
LONG-TERM DEBT, net of current maturities
  Third party...............................................     847,652      848,369
  Affiliate.................................................     279,846           --
                                                              ----------   ----------
          Total long-term debt, net of current maturities...   1,127,498      848,369
                                                              ----------   ----------
MINORITY INTERESTS IN PARTNERS' CAPITAL.....................     248,098      250,450
                                                              ----------   ----------
RESERVES AND DEFERRED CREDITS...............................       6,119       10,920
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
PARTNERS' CAPITAL
  General Partners..........................................       5,780        5,205
  Limited Partners..........................................     566,494      510,064
                                                              ----------   ----------
          Total partners' capital...........................     572,274      515,269
                                                              ----------   ----------
          Total liabilities and partners' capital...........  $2,082,720   $1,863,437
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
OPERATING REVENUES
  Operating revenues........................................  $363,688   $321,280   $217,592
  Provision for rate refunds................................   (23,956)    (2,317)        --
                                                              --------   --------   --------
          Operating revenues, net...........................   339,732    318,963    217,592
                                                              --------   --------   --------
OPERATING EXPENSES
  Operations and maintenance................................    62,097     53,451     44,770
  Depreciation and amortization.............................    60,699     54,842     43,885
  Taxes other than income...................................    28,634     30,952     22,012
  Regulatory credit.........................................        --         --     (8,878)
                                                              --------   --------   --------
          Operating expenses................................   151,430    139,245    101,789
                                                              --------   --------   --------
OPERATING INCOME............................................   188,302    179,718    115,803
                                                              --------   --------   --------
INTEREST EXPENSE
  Interest expense..........................................    67,320     62,407     46,916
  Interest expense -- affiliate.............................    14,561      5,400      3,007
  Interest expense capitalized..............................      (386)       (98)   (19,001)
                                                              --------   --------   --------
          Interest expense, net.............................    81,495     67,709     30,922
                                                              --------   --------   --------
OTHER INCOME
  Allowance for equity funds used during construction.......       305        101     10,237
  Equity earnings (losses) of unconsolidated affiliates.....      (647)        --         --
  Other income, net.........................................     8,374      4,461      2,971
                                                              --------   --------   --------
          Other income......................................     8,032      4,562     13,208
                                                              --------   --------   --------
MINORITY INTERESTS IN NET INCOME............................    38,119     35,568     30,069
                                                              --------   --------   --------
NET INCOME TO PARTNERS......................................  $ 76,720   $ 81,003   $ 68,020
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2000        1999        1998
                                                            ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income to partners..................................  $  76,720   $  81,003   $  68,020
                                                            ---------   ---------   ---------
  Adjustments to reconcile net income to partners to net
     cash provided by operating activities:
     Depreciation and amortization........................     61,054      54,895      43,899
     Minority interests in net income.....................     38,119      35,568      30,069
     Provision for rate refunds...........................     25,082       2,317          --
     Rate refunds paid....................................    (22,673)         --          --
     Allowance for equity funds used during
       construction.......................................       (305)       (101)    (10,237)
     Reserves and deferred credits........................     (4,801)      1,077         (24)
     Regulatory credit....................................         --          --      (9,105)
     Changes in components of working capital.............     (2,279)     (1,482)    (19,243)
     Other................................................     (1,302)         91         470
                                                            ---------   ---------   ---------
          Total adjustments...............................     92,895      92,365      35,829
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    169,615     173,368     103,849
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property, plant and equipment,
     net..................................................    (19,721)   (102,270)   (652,194)
  Acquisition of businesses...............................   (229,505)    (31,895)         --
  Investments in unconsolidated affiliates................     (8,766)         --          --
                                                            ---------   ---------   ---------
          Net cash used in investing activities...........   (257,992)   (134,165)   (652,194)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions
     General and limited partners.........................    (80,411)    (73,160)    (68,876)
     Minority Interests...................................    (40,471)    (38,149)    (18,362)
  Contributions received from Minority Interests..........         --          --      66,900
  Issuance of partnership interests, net..................     60,696          --       7,554
  Issuance of long-term debt, net.........................    431,148     313,526     498,000
  Retirement of long-term debt............................   (304,817)   (270,805)     (2,523)
  Increase in cash overdraft..............................     22,437          --          --
  Proceeds received upon termination of derivatives.......     15,005      12,896          --
  Long-term debt financing costs..........................     (2,774)     (1,626)        (63)
                                                            ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities....................................    100,813     (57,318)    482,630
                                                            ---------   ---------   ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...................     12,436     (18,115)    (65,715)
Cash and cash equivalents -- beginning of year............     22,927      41,042     106,757
                                                            ---------   ---------   ---------
Cash and cash equivalents -- end of year..................  $  35,363   $  22,927   $  41,042
                                                            =========   =========   =========
Changes in components of working capital:
  Accounts receivable.....................................  $  (8,502)  $  (8,691)  $  (1,628)
  Materials and supplies..................................     (1,313)       (221)        269
  Accounts payable........................................      4,755      (3,897)    (11,830)
  Accrued taxes other than income.........................      1,686       6,468        (368)
  Accrued interest........................................     (1,973)      5,146       1,696
  Over/under recovered cost of service....................      3,068        (287)     (7,382)
                                                            ---------   ---------   ---------
          Total...........................................  $  (2,279)  $  (1,482)  $ (19,243)
                                                            =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                                      TOTAL
                                                              GENERAL    LIMITED    PARTNERS'
                                                              PARTNERS   PARTNERS    CAPITAL
                                                              --------   --------   ---------
Partners' Capital at December 31, 1997......................   $5,058    $495,670   $500,728
  Net income to partners....................................      687      67,333     68,020
  Issuance of partnership interests, net....................       76       7,478      7,554
  Distributions paid........................................     (695)    (68,181)   (68,876)
                                                               ------    --------   --------
Partners' Capital at December 31, 1998......................    5,126     502,300    507,426
  Net income to partners....................................      818      80,185     81,003
  Distributions paid........................................     (739)    (72,421)   (73,160)
                                                               ------    --------   --------
Partners' Capital at December 31, 1999......................    5,205     510,064    515,269
  Net income to partners....................................      775      75,945     76,720
  Issuance of partnership interests, net....................      612      60,084     60,696
  Distributions paid........................................     (812)    (79,599)   (80,411)
                                                               ------    --------   --------
Partners' Capital at December 31, 2000......................   $5,780    $566,494   $572,274
                                                               ======    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND MANAGEMENT

     Northern Border Intermediate Limited Partnership (Partnership), a Delaware limited partnership, is a subsidiary limited partnership of Northern Border Partners, L.P. (Northern Border Partners). Northern Border Partners is a publicly traded limited partnership and owns a 98.99% limited partnership interest in the Partnership. The remaining 1.01% general partnership interest is held by the general partners of the Partnership.

     Northern Plains Natural Gas Company (Northern Plains), a wholly-owned subsidiary of Enron Corp. (Enron), Pan Border Gas Company (Pan Border), a wholly-owned subsidiary of Northern Plains, and Northwest Border Pipeline Company (Northwest Border), a wholly-owned subsidiary of The Williams Companies, Inc. serve as the general partners of the Partnership and are also the general partners of Northern Border Partners. In December 1998, Northern Plains acquired Pan Border from a subsidiary of Duke Energy Corporation. At the closing of the acquisition, Pan Border's sole assets consisted of its general partner interest in the Partnership and a general partner interest in Northern Border Partners.

     The Partnership is managed by or is under the direction of a committee (Partnership Policy Committee) consisting of one person appointed by each general partner. The members appointed by Northern Plains, Pan Border and Northwest Border have 50%, 32.5% and 17.5%, respectively, of the voting interest on the Partnership Policy Committee. The Partnership has entered into an administrative services agreement with NBP Services Corporation (NBP Services), a wholly-owned subsidiary of Enron, pursuant to which NBP Services provides certain administrative, operating and management services for the Partnership and is reimbursed for its direct and indirect costs and expenses.

     The Partnership owns a 70% general partner interest in Northern Border Pipeline Company (Northern Border Pipeline). The remaining 30% general partner interest in Northern Border Pipeline is owned by TC PipeLines Intermediate Limited Partnership (TC PipeLines). Black Mesa Holdings, Inc. (Black Mesa) and Crestone Energy Ventures, L.L.C. (Crestone Energy Ventures)(formerly NBP Energy Pipelines, L.L.C.) are wholly-owned subsidiaries of the Partnership.

     Northern Border Pipeline is a general partnership, formed in 1978, pursuant to the Texas Uniform Partnership Act. Northern Border Pipeline owns a 1,214-mile natural gas transmission pipeline system extending from the United States-Canadian border near Port of Morgan, Montana, to a terminus near Manhattan, Illinois.

     Northern Border Pipeline is managed by a Management Committee that includes three representatives from the Partnership (one representative appointed by each of the general partners of the Partnership) and one representative from TC PipeLines. The Partnership's representatives selected by Northern Plains, Pan Border and Northwest Border have 35%, 22.75% and 12.25%, respectively, of the voting interest on the Northern Border Pipeline Management Committee. The representative designated by TC PipeLines votes the remaining 30% interest. The day-to-day management of Northern Border Pipeline's affairs is the responsibility of Northern Plains (the Operator), as defined by the operating agreement between Northern Border Pipeline and Northern Plains. Northern Border Pipeline is charged for the salaries, benefits and expenses of the Operator. For the years ended December 31, 2000, 1999 and 1998, Northern Border Pipeline reimbursed the Operator approximately $31.7 million, $29.7 million and $30.0 million, respectively. Additionally, Northern Border Pipeline utilizes Enron affiliates for management on pipeline expansion and extension projects.

     The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline's partners are to be made on a pro rata basis according to each partner's capital account balance. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

     Crestone Energy Ventures owns a 49% common membership interest and a 100% class A share interest in Bighorn Gas Gathering, L.L.C. (Bighorn); a 33% interest in Fort Union Gas Gathering, L.L.C. (Fort Union); and a 35% interest in Lost Creek Gathering, L.L.C. (Lost Creek). Crestone Gathering Services, L.L.C. (Crestone Gathering Services) is a wholly-owned subsidiary of Crestone Energy Ventures. Crestone Energy Ventures acquired its interests in Fort Union, Lost Creek, Crestone Gathering Services and a portion of Bighorn in September 2000 (see Note 3). Collectively, Crestone Gathering Services, Bighorn, Fort Union and Lost Creek own over 300 miles of gas gathering facilities in Wyoming. The gathering facilities interconnect to the interstate gas pipeline grid serving gas markets in the Rocky Mountains, the Midwest and California. NBP Services provides certain administrative and management services for Crestone Energy Ventures.

     Black Mesa, through a wholly-owned subsidiary, owns a 273-mile, 18-inch diameter coal slurry pipeline that originates at a coal mine in Kayenta, Arizona and ends at the 1,500 megawatt Mohave Power Station located in Laughlin, Nevada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) Principles of Consolidation and Use of Estimates

     The consolidated financial statements include the assets, liabilities and results of operations of the Partnership and its majority-owned subsidiaries. The 30% ownership of Northern Border Pipeline by TC PipeLines is accounted for as a minority interest. All significant intercompany items have been eliminated in consolidation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (B) Government Regulation

     Northern Border Pipeline is subject to regulation by the Federal Energy Regulatory Commission (FERC). Northern Border Pipeline's accounting policies conform to Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain assets that result from the regulated ratemaking process are recorded that would not be recorded under accounting principles generally accepted in the United States for nonregulated entities. At December 31, 2000 and 1999, Northern Border Pipeline has reflected regulatory assets of approximately $12.4 million and $12.1 million, respectively, in Other Assets on the consolidated balance sheet. Northern Border Pipeline is recovering the regulatory assets from its shippers over varying time periods, which range from four to 43 years.

  (C) Revenue Recognition

     Northern Border Pipeline transports gas for shippers under a tariff regulated by the FERC. The tariff specifies the calculation of amounts to be paid by shippers and the general terms and conditions of transportation service on the pipeline system. Northern Border Pipeline's revenues are derived from agreements for the receipt and delivery of gas at points along the pipeline system as specified in each shipper's individual transportation contract. Northern Border Pipeline does not own the gas that it transports, and therefore it does not assume the related natural gas commodity risk. See Notes 4 and 5 for a further discussion of Northern Border Pipeline's tariff and transportation agreements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

  (D) Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

  (E) Income Taxes

     Income taxes are the responsibility of the partners and are not reflected in these financial statements. However, the Northern Border Pipeline tariff establishes the method of accounting for and calculating income taxes and requires Northern Border Pipeline to reflect in its financial records the income taxes which would have been paid or accrued if Northern Border Pipeline were organized during the period as a corporation. As a result, for purposes of determining transportation rates in calculating the return allowed by the FERC, partners' capital and rate base are reduced by the amount equivalent to the net accumulated deferred income taxes. Such amounts were approximately $326 million and $316 million at December 31, 2000 and 1999, respectively, and are primarily related to accelerated depreciation and other plant-related differences.

  (F) Property, Plant and Equipment and Related Depreciation and Amortization

     Property, plant and equipment is stated at original cost. The original cost of utility property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. No retirement gain or loss is included in income except in the case of extraordinary retirements or sales.

     Maintenance and repairs are charged to operations in the period incurred. The provision for depreciation and amortization of the transmission line is an integral part of Northern Border Pipeline's FERC tariff. The effective depreciation rates applied to Northern Border Pipeline's transmission plant in 2000, 1999 and 1998 were 2.25%, 2.0% and 2.5%, respectively. Based upon the rate case settlement discussed in Note 4, Northern Border Pipeline will continue to use a 2.25% depreciation rate. The effective depreciation rate applied to Crestone Energy Venture's gathering facilities was 3.33%. Composite rates are applied to all other functional groups of property having similar economic characteristics.

  (G) Allowance for Funds Used During Construction

     The allowance for funds used during construction (AFUDC) represents the estimated costs, during the period of construction, of funds used for construction purposes. For regulated activities, Northern Border Pipeline is permitted to earn a return on and recover AFUDC through its inclusion in rate base and the provision for depreciation.

  (H) Investments in Unconsolidated Affiliates

     The investments in unconsolidated affiliates are accounted for by the equity method. The excess of the Partnership's investments in unconsolidated affiliates over the underlying equity in the fair value of the net assets acquired is being amortized on a straight-line basis over 30 years. During 2000, the Partnership recorded amortization expense of $2.2 million related to its investments in unconsolidated affiliates, which is reflected as a component of equity earnings (losses) of unconsolidated affiliates in the Partnership's consolidated statement of income. See Note 7 for details on the Partnership's investments in unconsolidated affiliates and related equity earnings (losses).

  (I) Goodwill

     Goodwill consists of the excess of cost over fair value of the net assets acquired in business acquisitions and is being amortized using a straight-line method over 30 years. During 2000, 1999 and 1998, the Partnership recorded amortization expense of $0.5 million, $0.3 million and $0.3 million, respectively. This

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES amortization expense is reflected as a component of depreciation and amortization in the Partnership's consolidated statement of income.

  (J) Risk Management

     Financial instruments are used in the management of the Partnership's interest rate exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. As a result, Northern Border Pipeline has entered into various interest rate swap agreements with major financial institutions which hedge interest rate risk by effectively converting certain of its floating rate debt to fixed rate debt. Northern Border Pipeline does not use these instruments for trading purposes. The cost or benefit of the interest rate swap agreements is recognized currently as a component of interest expense.

  (K) Reclassifications

     Certain reclassifications have been made to the consolidated financial statements for prior years to conform with the current year presentation.

3. BUSINESS ACQUISITIONS

     In December 1999, Crestone Energy Ventures purchased a 39% common membership interest in Bighorn for approximately $31.9 million and in June 2000, Crestone Energy Ventures purchased 80% of class A shares in Bighorn for approximately $20.8 million.

     In September 2000, Crestone Energy Ventures purchased interests in gas gathering businesses in the Powder River and Wind River basins in Wyoming from Enron North America Corp. (ENA), a subsidiary of Enron, for approximately $208.7 million. The acquisition included the purchase of a 100% interest in Enron Midstream Services, L.L.C., now known as Crestone Gathering Services, a 33% interest in Fort Union and a 35% interest in Lost Creek. The purchase of Crestone Gathering Services increased Crestone Energy Venture's ownership in Bighorn to a 49% common membership interest and a 100% interest in the class A shares.

     The Partnership has accounted for these acquisitions using the purchase method of accounting. The purchase price has been allocated based upon the estimated fair value of the assets and liabilities acquired as of the acquisition date. The excess of the purchase price over the fair value of the Crestone Gathering Services net assets acquired is reflected as goodwill on the consolidated balance sheet. The investments in Bighorn, Fort Union and Lost Creek are being reflected in investments in unconsolidated affiliates on the consolidated balance sheet. See Note 7 for additional discussion of the Partnership's investments in unconsolidated affiliates.

     The following is a summary of the effects of the acquisitions made in 2000 and 1999 on the Partnership's consolidated financial position (amounts in thousands):

                                                                2000      1999
                                                              --------   -------
Current assets..............................................  $  1,949   $    --
Property, plant and equipment...............................    29,789        --
Investments in unconsolidated affiliates....................   179,079    31,895
Goodwill....................................................    18,887        --
Current liabilities.........................................      (199)       --
                                                              --------   -------
                                                              $229,505   $31,895
                                                              ========   =======

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

     If the acquisitions made in 2000 had occurred at the beginning of 2000, the Partnership's 2000 consolidated operating revenues would have been $343 million, net income to partners would have been $65 million and net income per unit would have been $2.00. These unaudited pro forma results are for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the business acquisitions been consummated at that date, nor are they necessarily indicative of future operating results.

     Bighorn's ownership structure consists of common membership interests, which represents approximately 93.8% of its capitalization, and non-voting class A and class B shares, each of which represents approximately 3.1% of the total capitalization. Both of the non-voting classes of shares are subject to certain distribution preferences as well as limitations based on the cumulative number of wells connected to the Bighorn system at the end of each calendar year. These shares will receive an income allocation equal to the cash distributions received and are not entitled to any other allocations of income or distributions of cash. During 1999 and 2000, no income allocation or cash distribution was made to the non-voting shares. Ownership of these shares does not affect the amount of capital contributions that are required to be made to the operations of Bighorn by the owners of the common membership interests.

4. RATES AND REGULATORY ISSUES

  Rate Case

     Northern Border Pipeline's revenue is derived from agreements with various shippers for the transportation of natural gas. It transports gas under a FERC regulated tariff. Northern Border Pipeline had used a cost of service form of tariff since its inception but agreed to convert to a stated rate form of tariff as part of the settlement of its current rate case discussed below.

     Under the cost of service tariff, Northern Border Pipeline was provided an opportunity to recover all of the operations and maintenance costs of the pipeline, taxes other than income taxes, interest, depreciation and amortization, an allowance for income taxes and a regulated return on equity. Northern Border Pipeline was generally allowed to collect from its shippers a return on regulated rate base as well as recover that rate base through depreciation and amortization. Billings for the firm transportation agreements were based on contracted volumes to determine the allocable share of the cost of service and were not dependent upon the percentage of available capacity actually used. Under the cost of service tariff, Northern Border Pipeline billed on an estimated basis for a six-month cycle. Any net excess or deficiency resulting from the comparison of the actual cost of service determined for the period in accordance with the FERC tariff to the estimated billing was accumulated, including carrying charges thereon, and was either billed to or credited back to the shippers. Revenues reflected actual cost of service. An amount equal to differences between billing estimates and the actual cost of service, including carrying charges, was reflected in current assets or current liabilities.

     Northern Border Pipeline filed a rate proceeding with the FERC in May 1999 for, among other things, a redetermination of its allowed equity rate of return. The total annual cost of service increase due to Northern Border Pipeline's proposed changes was approximately $30 million. In June 1999, the FERC issued an order in which the proposed changes were suspended until December 1, 1999, after which the proposed changes were implemented with subsequent billings subject to refund.

     In September 2000, Northern Border Pipeline filed a stipulation and agreement with the FERC that documented the proposed settlement of its pending rate case. The settlement was approved by the FERC in December 2000. Under the approved settlement, effective December 1, 1999, shippers will pay stated transportation rates based on a straight fixed variable rate design. Under the straight fixed variable rate design, approximately 98% of the agreed upon revenue level is attributed to demand charges, based upon contracted firm capacity, and the remaining 2% is attributed to commodity charges, based on the volumes of gas actually transported on the system. From December 1, 1999, through and including December 31, 2000, the rates were

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES based upon an annual revenue level of $307 million. For periods after December 31, 2000, the rates are based upon an annual revenue level of $305 million. The settlement further provides for the incorporation into Northern Border Pipeline's rate base all of the construction costs of The Chicago Project, which was Northern Border Pipeline's expansion and extension of its pipeline from near Harper, Iowa to a point near Manhattan, Illinois. Northern Border Pipeline had placed into service the facilities for The Chicago Project in December 1998. Under the settlement, both Northern Border Pipeline and its existing shippers will not be able to seek rate changes until November 1, 2005, at which time Northern Border Pipeline must file a new rate case.

     After the FERC approved the rate case settlement and prior to the end of 2000, Northern Border Pipeline made estimated refund payments to its shippers totaling approximately $22.7 million, primarily related to the period from December 1999 to November 2000. At December 31, 2000, Northern Border Pipeline had estimated its remaining refund obligation through the end of 2000 to be approximately $4.7 million, which is expected to be paid in the first quarter of 2001. Northern Border Pipeline's operating revenues for 2000 reflect the significant terms of the approved settlement.

  Certificate Application

     In October 1998, Northern Border Pipeline filed a certificate application with the FERC to seek approval to expand and extend its pipeline system into Indiana (Project 2000). When completed, Project 2000 will afford shippers on the expanded and extended pipeline system access to industrial gas consumers in northern Indiana. The certificate application was subsequently amended by Northern Border Pipeline in March and December 1999. On March 16, 2000, the FERC issued an order granting Northern Border Pipeline's application for a certificate to construct and operate the proposed facilities. The FERC approved Northern Border Pipeline's request for rolled-in rate treatment based upon the proposed project costs. The project has a targeted in-service date of November 2001. The capital expenditures for the project are estimated to be approximately $94 million, of which $10.8 million had been incurred through December 31, 2000.

5. TRANSPORTATION AGREEMENTS

     Northern Border Pipeline's operating revenues are collected pursuant to the FERC tariff through firm transportation service agreements (firm service agreements). The firm service agreements extend for various terms with termination dates that range from October 2001 to December 2013. Northern Border Pipeline also has interruptible service agreements with numerous other shippers as a result of its self-implementing blanket transportation authority. Under the approved settlement of Northern Border Pipeline's rate case discussed in Note 4, in certain situations, Northern Border Pipeline will reduce the billings for the firm service agreements by one half of the revenues received from the interruptible service agreements through October 31, 2003. After October 31, 2003, all revenues from interruptible transportation service will be retained by Northern Border Pipeline.

     Northern Border Pipeline's largest shipper, Pan-Alberta Gas (U.S.) Inc. (PAGUS), is presently obligated for approximately 25.5% of the contracted firm capacity through three firm service agreements which expire in October 2003. Financial guarantees exist through October 2001 for approximately 16.3% of the contracted firm capacity of PAGUS, including 10.5% guaranteed by Northern Natural Gas Company, a wholly-owned subsidiary of Enron. The remaining obligation of PAGUS is supported by various credit support arrangements, including among others, a letter of credit, an escrow account and an upstream capacity transfer agreement. Operating revenues from the PAGUS firm service agreements and interruptible service agreements for the years ended December 31, 2000, 1999 and 1998 were $65.0 million, $76.6 million and $87.3 million, respectively.

     TransCanada Energy Marketing USA, Inc. (TransCanada Energy), an affiliate of TC PipeLines, has firm service agreements representing approximately 11.4% of contracted capacity. The firm service agreements for TransCanada Energy extend for various terms with termination dates that range from October 2003 to

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

December 2008. Other shippers affiliated with the partners of Northern Border Pipeline have firm service agreements representing approximately 7.1% of contracted capacity. These firm service agreements extend for various terms with termination dates that range from January 2002 to May 2009. Operating revenues from the affiliated firm service agreements and interruptible service agreements for the years ended December 31, 2000, 1999, and 1998 were $58.5 million, $52.5 million and $22.4 million, respectively.

     Crestone Energy Ventures and Crestone Gathering Services (collectively Crestone) provide gas gathering and administrative services to third parties, ENA, and the Partnership's unconsolidated affiliates. Crestone's total revenues from affiliates for the year ended December 31, 2000, were $7.3 million.

     Black Mesa's operating revenue is derived from a pipeline transportation agreement (Pipeline Agreement) with the coal supplier for the Mohave Power Station that expires in December 2005. The pipeline is the sole source of fuel for the Mohave plant. Under the terms of the Pipeline Agreement, Black Mesa receives a monthly demand payment, a per ton commodity payment and a reimbursement for certain other expenses.

6. CREDIT FACILITIES AND LONG-TERM DEBT

     Detailed information on long-term debt is as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Northern Border Pipeline
  1992 Pipeline Senior Notes -- average 8.49% and 8.43% at
     December 31, 2000 and 1999, respectively, due from 2000
     to 2003................................................  $  184,000   $  250,000
  Pipeline Credit Agreement
     Term loan, due 2002....................................     424,000      439,000
     Five-year revolving credit facility....................      45,000           --
  1999 Pipeline Senior Notes -- 7.75%, due 2009.............     200,000      200,000
Northern Border Partners, L.P., loaned to and guaranteed by
  Northern Border Intermediate Limited Partnership
  Partnership Senior Notes -- 8 7/8%, due 2010..............     250,000           --
  Partnership Credit Agreements -- Three-year revolving
     credit facility........................................      26,300           --
  Credit agreements -- average 6.78%, due 2000..............          --      114,500
Black Mesa
  10.7% Note agreement, due quarterly to 2004...............      13,910       17,027
Unamortized proceeds from termination of derivatives........      26,046       12,397
Unamortized debt premium (discount).........................       2,706         (938)
                                                              ----------   ----------
Total.......................................................   1,171,962    1,031,986
Less: Current maturities of long-term debt..................      44,464      183,617
                                                              ----------   ----------
Long-term debt..............................................  $1,127,498   $  848,369
                                                              ==========   ==========

     As discussed below, Northern Border Partners periodically borrows funds from various external sources. Northern Border Partners loans these funds to the Partnership on identical terms.

     In June 2000, Northern Border Partners completed a private offering of $150 million of 8 7/8% Senior Notes due 2010 (Partnership Senior Notes). The proceeds from the private offering, net of debt discounts and issuance costs, were primarily used to reduce existing indebtedness under a November 1997 credit agreement and, through a loan to the Partnership, to acquire the class A shares in Bighorn (see Note 3). In September

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

2000, Northern Border Partners completed a private offering of an additional $100 million of Partnership Senior Notes. The proceeds from this offering, along with the proceeds from the credit agreements described below, were loaned to the Partnership and used for the acquisition of the interests in gas gathering businesses from ENA (see Note 3). The Partnership Senior Notes were subsequently exchanged in a registered offering for notes with substantially identical terms.

     Northern Border Partners entered into 10-year interest rate swap agreements with an aggregate notional principal amount of $150 million in June 2000. The interest rate swap agreements were terminated in December 2000 and resulted in proceeds to the Partnership of approximately $15.0 million. The proceeds are being amortized against interest expense over the 10-year life of the terminated interest rate swap agreements.

     In June 2000, Northern Border Partners entered into two credit agreements with certain financial institutions, a $75 million 364-day credit agreement and a $75 million three-year revolving credit agreement (collectively, Partnership Credit Agreements). The Partnership Credit Agreements are to be used for capital expenditures, working capital and general business purposes. The Partnership Credit Agreements permit Northern Border Partners to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period. Northern Border Partners is required to pay a fee on the principal commitment amount of $150 million. At December 31, 2000, the average effective interest rate on the Partnership Credit Agreements was 8.92%.

     In August 1999, Northern Border Pipeline completed a private offering of $200 million of 7.75% Senior Notes due 2009, which notes were subsequently exchanged in a registered offering for notes with substantially identical terms (1999 Pipeline Senior Notes). Also in August 1999, Northern Border Pipeline received approximately $12.9 million from the termination of interest rate forward agreements, which is being amortized against interest expense over the life of the 1999 Pipeline Senior Notes. The interest rate forward agreements, which had an aggregate notional amount of $150 million, had been executed in September 1998 to hedge the interest rate on a planned issuance of fixed rate debt in 1999. The proceeds from the private offering, net of debt discounts and issuance costs, and the termination of the interest rate forward agreements were used to reduce existing indebtedness under a June 1997 credit agreement.

     In June 1997, Northern Border Pipeline entered into a credit agreement (Pipeline Credit Agreement) with certain financial institutions to borrow up to an aggregate principal amount of $750 million. The Pipeline Credit Agreement is comprised of a $200 million five-year revolving credit facility to be used for the retirement of a previously existing bank loan agreement and for general business purposes, and a $550 million three-year revolving credit facility to be used for the construction of The Chicago Project. Effective March 1999, in accordance with the provisions of the Pipeline Credit Agreement, Northern Border Pipeline converted the three-year revolving credit facility to a term loan maturing in June 2002. The Pipeline Credit Agreement permits Northern Border Pipeline to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period, subject to certain parameters. Northern Border Pipeline is required to pay a facility fee on the remaining aggregate principal commitment amount of $624 million.

     At December 31, 2000 and 1999, Northern Border Pipeline had an outstanding interest rate swap agreement with a notional amount of $40 million, which will terminate in November 2001. Under the agreement, Northern Border Pipeline makes payments to counterparties at fixed rates and in return receives payments at variable rates based on the London Interbank Offered Rate. At December 31, 2000 and 1999, Northern Border Pipeline was in a payable position relative to its counterparties. The average effective interest rate of Northern Border Pipeline's variable rate debt, taking into consideration the interest rate swap agreement, was 7.06% and 6.73% at December 31, 2000 and 1999, respectively.

     Interest paid, net of amounts capitalized, during the years ended December 31, 2000, 1999 and 1998 was $84.2 million, $62.5 million and $28.7 million, respectively.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

     Aggregate repayments of long-term debt required for the next five years are as follows: $44 million, $551 million, $96 million, and $2 million for 2001, 2002, 2003, and 2004, respectively. There are no scheduled debt maturities for 2005.

     Certain of Northern Border Pipeline's long-term debt and credit arrangements contain requirements as to the maintenance of minimum partners' capital and debt to capitalization ratios which restrict the incurrence of other indebtedness by Northern Border Pipeline and also place certain restrictions on distributions to the partners of Northern Border Pipeline. Under the most restrictive of the covenants, as of December 31, 2000 and 1999, respectively, $136 million and $132 million of partners' capital of Northern Border Pipeline could be distributed. The indenture under which the Partnership Senior Notes were issued does not limit the amount of indebtedness or other obligations that Northern Border Partners and the Partnership may incur, but does contain material financial covenants, including restrictions on the incurrence of secured indebtedness. The Partnership Credit Agreements, as amended, require the maintenance of a ratio of debt to total capital, excluding the nonrecourse debt of subsidiaries, of no more than 45% currently and gradually decreasing to 35% by September 30, 2001.

     The following estimated fair values of financial instruments represent the amount at which each instrument could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the 1992 Pipeline Senior Notes was approximately $191 million and $273 million at December 31, 2000 and 1999, respectively. The estimated fair value of the 1999 Pipeline Senior Notes was approximately $213 million and $201 million at December 31, 2000 and 1999, respectively. The estimated fair value of the Partnership Senior Notes was approximately $271 million at December 31, 2000. The estimated fair value of the Black Mesa note agreement was approximately $15 million and $18 million at December 31, 2000 and 1999, respectively. At December 31, 2000 and 1999, the estimated fair value which would be payable to terminate the interest rate swap agreement, taking into account current interest rates, was approximately $1 million. The Partnership presently intends to maintain the current schedule of maturities for the 1992 Pipeline Senior Notes, 1999 Pipeline Senior Notes, Partnership Senior Notes, the Black Mesa note agreement and the interest rate swap agreement that will result in no gains or losses on their respective repayment. The fair value of the Pipeline Credit Agreement and Partnership Credit Agreements approximates the carrying value since the interest rates are periodically adjusted to reflect current market conditions.

7. UNCONSOLIDATED AFFILIATES

     The Partnership's investments in unconsolidated affiliates which are accounted for by the equity method is as follows:

                                                       NET            DECEMBER 31,
                                                    OWNERSHIP     --------------------
                                                    INTEREST        2000        1999
                                                    ---------     --------     -------
                                                                     (IN THOUSANDS)
Bighorn...........................................     (a)        $ 83,562     $31,895
Fort Union........................................     33%          69,872          --
Lost Creek........................................     35%          68,191          --
                                                                  --------     -------
                                                                  $221,625(b)  $31,895
                                                                  ========     =======

---------------

(a) As discussed in Note 3, the Partnership's common membership interest in Bighorn increased from 39% at December 31, 1999 to 49% at December 31, 2000. The Partnership also held 100% of the non-voting class A shares of Bighorn at December 31, 2000.

(b) At December 31, 2000 and 1999, the unamortized excess of the Partnership's investments in unconsolidated affiliates was $189.5 million and $20.0 million, respectively.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

     The Partnership's equity earnings (losses) of unconsolidated affiliates is as follows:

                                                             2000(A)
                                                          --------------
                                                          (IN THOUSANDS)
Bighorn.................................................     $(1,394)
Fort Union..............................................         285
Lost Creek..............................................         462
                                                             -------
                                                             $  (647)
                                                             =======

---------------

(a)  Initial investments in unconsolidated affiliates began in late December
     1999.

     Summarized combined financial information of the Partnership's unconsolidated affiliates is presented below:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000     1999(B)
                                                              --------   -------
                                                                (IN THOUSANDS)
Balance sheet
  Current assets(a).........................................  $ 15,202   $ 1,770
  Property, plant and equipment, net........................   160,558    32,619
  Other noncurrent assets...................................     1,329        --
  Current liabilities.......................................     4,509     1,912
  Long-term debt............................................    99,364        --
  Other noncurrent liabilities..............................     4,008        --
  Owners' equity............................................    69,208    32,477

---------------

(a)  Includes $434 thousand receivable from the Partnership at December 31,
     2000.

(b)  Includes only balances from Bighorn.

                                                                 2000(A)
                                                              --------------
                                                              (IN THOUSANDS)
Income statement
  Operating revenues........................................      $8,598
  Operating expenses........................................       3,871
  Net income................................................       4,116
Distributions paid to the Partnership.......................      $  933

---------------

(a) Includes entire year results for Bighorn, which was acquired in late December 1999, and results for Fort Union and Lost Creek after they were acquired in September 2000.

8. COMMITMENTS AND CONTINGENCIES

  Firm Transportation Obligations and Other Commitments

     Crestone Energy Ventures has firm transportation agreements with Fort Union and Lost Creek. Under these agreements, Crestone Energy Ventures must make specified minimum payments each month. At December 31, 2000, the estimated aggregate amounts of such required future payments were $8.2 million annually for 2001 through 2005 and $35.7 million for later years.

     At December 31, 2000, the Partnership and Northern Border Partners are guarantors on a construction loan outstanding of an unconsolidated affiliate of approximately $23.1 million. The Partnership and Northern

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

Border Partners have also guaranteed the performance of an unconsolidated affiliate in connection with a credit agreement that expires in September 2009. At December 31, 2000, the guarantee was $2.9 million.

  Capital Expenditure and Investment Program

     Total capital expenditures for 2001 are estimated to be $176 million. This includes approximately $81 million for Northern Border Pipeline's Project 2000 (see Note 4), $79 million for Crestone Energy Ventures gathering facilities and approximately $16 million for renewals and replacements of the existing facilities. Crestone Energy Ventures also estimates that it will be required to make additional investments in its unconsolidated affiliates of approximately $22 million in 2001 to support their capital expenditure projects. Funds required to meet the capital requirements for 2001 are anticipated to be provided primarily from debt borrowings and internal sources.

  Environmental Matters

     The Partnership is not aware of any material contingent liabilities with respect to compliance with applicable environmental laws and regulations.

  Other

     Various legal actions that have arisen in the ordinary course of business are pending. The Partnership believes that the resolution of these issues will not have a material adverse impact on the Partnership's results of operations or financial position.

9. ACCOUNTING PRONOUNCEMENTS

     In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     In June 1999, the FASB issued SFAS No. 137, which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which amended certain guidance within SFAS No. 133. The Partnership and its subsidiaries will adopt SFAS No. 133 beginning January 1, 2001. The adoption of SFAS No. 133, as amended, will not have a material impact on the Partnership's financial position or results of operations.

10. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

     The Partnership's business is divided into operating segments, defined as components of the enterprise about which financial information is available and evaluated regularly by the Partnership's executive management and the Partnership Policy Committee in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

     The Partnership's reportable segments are strategic business units that offer different services. They are managed separately because each business requires different marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The Partnership evaluates performance based on EBITDA (net income before minority interests; interest expense; and depreciation and amortization, including goodwill amortization, which is netted against equity earnings of

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES unconsolidated affiliates) and operating income. Interest expense on the Partnership's debt is not allocated to the segments. Therefore, management believes that EBITDA is the dominant measurement of segment performance.

                                         INTERSTATE    COAL         GAS
                                          PIPELINE    SLURRY    GATHERING(a)   OTHER(b)     TOTAL
                                         ----------   -------   ------------   --------   ----------
                                                               (IN THOUSANDS)
2000
  Revenues from external customers.....  $  311,022   $21,170     $  7,540     $    --    $  339,732
  Depreciation and amortization........      57,328     2,977          394          --        60,699
  Operating income (loss)..............     184,167     4,355        2,019      (2,239)      188,302
  Interest expense, net................      65,161     1,677           --      14,657        81,495
  Equity earnings (losses) of
     unconsolidated affiliates.........          --        --         (647)         --          (647)
  Other income, net....................       8,058        32           --         589         8,679
  EBITDA...............................     249,553     7,364        4,007      (1,650)      259,274
  Capital expenditures.................      15,523       386        3,812          --        19,721
  Identifiable assets..................   1,768,505    29,605       58,230       4,755     1,861,095
  Investments in unconsolidated
     affiliates........................          --        --      221,625          --       221,625
  Total assets.........................  $1,768,505   $29,605     $279,855     $ 4,755    $2,082,720
1999
  Revenues from external customers.....  $  298,347   $20,616     $     --     $    --    $  318,963
  Depreciation and amortization........      51,908     2,934           --          --        54,842
  Operating income (loss)..............     177,411     3,670           --      (1,363)      179,718
  Interest expense, net................      60,214     1,997           --       5,498        67,709
  Other income, net....................       1,363       (39)          --       3,238         4,562
  EBITDA...............................     230,682     6,565           --       1,875       239,122
  Capital expenditures.................     101,678       592           --          --       102,270
  Identifiable assets..................   1,796,691    32,075           --       2,776     1,831,542
  Investments in unconsolidated
     affiliates........................          --        --       31,895          --        31,895
  Total assets.........................  $1,796,691   $32,075     $ 31,895     $ 2,776    $1,863,437
1998
  Revenues from external customers.....  $  196,600   $20,992     $     --     $    --    $  217,592
  Depreciation and amortization........      40,989     2,896           --          --        43,885
  Operating income (loss)..............     113,661     3,631           --      (1,489)      115,803
  Interest expense, net................      25,541     2,281           --       3,100        30,922
  Other income, net....................      12,111       640           --         457        13,208
  EBITDA...............................     166,761     7,167           --      (1,032)      172,896
  Capital expenditures.................     651,169     1,025           --          --       652,194
  Identifiable assets..................   1,790,889    34,421           --         456     1,825,766
  Total assets.........................  $1,790,889   $34,421     $     --     $   456    $1,825,766

---------------

(a) Gas gathering operating results commence from the date of acquisition in September 2000 (see Note 3) except for equity earnings of Bighorn, which commenced in January 2000.

(b)  Includes other items not allocable to segments.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                              NET
                                                                OPERATING     OPERATING    INCOME TO
                                                              REVENUES, NET    INCOME      PARTNERS
                                                              -------------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
2000
  First Quarter.............................................     $81,517       $45,171      $17,966
  Second Quarter............................................      82,536        44,747       18,042
  Third Quarter.............................................      83,550        48,216       20,338
  Fourth Quarter............................................      92,129        50,168       20,374
1999
  First Quarter.............................................     $78,895       $44,961      $21,631
  Second Quarter............................................      78,012        44,255       20,561
  Third Quarter.............................................      79,046        44,728       19,357
  Fourth Quarter............................................      83,010        45,774       19,454

12. SUBSEQUENT EVENTS

     The Partnership makes quarterly distributions to Northern Border Partners and the general partners in connection with Northern Border Partners distribution declaration to its unitholders. On January 18, 2001, the Partnership declared a cash distribution of approximately $23.0 million, which is payable February 14, 2001.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
OPERATING REVENUES, NET.....................................  $87,960    $81,517
                                                              -------    -------
OPERATING EXPENSES
  Operations and maintenance................................   16,017     12,874
  Depreciation and amortization.............................   15,694     15,589
  Taxes other than income...................................    4,093      7,883
                                                              -------    -------
          Operating expenses................................   35,804     36,346
                                                              -------    -------
OPERATING INCOME............................................   52,156     45,171
                                                              -------    -------
INTEREST EXPENSE
  Interest expense..........................................   15,081     16,764
  Interest expense -- affiliate.............................    6,615      1,927
                                                              -------    -------
          Interest expense..................................   21,696     18,691
                                                              -------    -------
OTHER INCOME (EXPENSE)
  Equity earnings (losses) of unconsolidated affiliates.....     (217)      (357)
  Other income (expense)....................................   (1,503)       466
                                                              -------    -------
          Total other income (expense)......................   (1,720)       109
                                                              -------    -------
MINORITY INTERESTS IN NET INCOME............................   10,767      8,623
                                                              -------    -------
NET INCOME TO PARTNERS......................................  $17,973    $17,966
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net income to partners......................................  $17,973    $17,966
Other comprehensive income:
  Transition adjustment from adoption of SFAS No. 133.......   22,183         --
  Change associated with current period hedging
     transactions...........................................   (3,015)        --
                                                              -------    -------
          Total comprehensive income........................  $37,141    $17,966
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              MARCH 31,    DECEMBER 31,
                                                                 2001          2000
                                                              ----------   ------------
                                        ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................  $   67,072    $   35,363
  Accounts receivable.......................................      35,229        40,617
  Materials and supplies, at cost...........................       5,372         5,736
                                                              ----------    ----------
          Total current assets..............................     107,673        81,716
                                                              ----------    ----------
TRANSMISSION PLANT
  Property, plant and equipment.............................   2,480,366     2,454,918
  Less: Accumulated provision for depreciation and
     amortization...........................................     738,013       722,842
                                                              ----------    ----------
          Property, plant and equipment, net................   1,742,353     1,732,076
                                                              ----------    ----------
INVESTMENTS AND OTHER ASSETS
  Investment in unconsolidated affiliates...................     223,600       221,625
  Investment in gas gathering and processing businesses.....     381,690            --
  Goodwill..................................................      28,160        28,405
  Other.....................................................      24,650        18,898
                                                              ----------    ----------
          Total investments and other assets................     658,100       268,928
                                                              ----------    ----------
          Total assets......................................  $2,508,126    $2,082,720
                                                              ==========    ==========

                           LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt......................  $   44,557    $   44,464
  Accounts payable..........................................      12,658        35,413
  Accrued taxes other than income...........................      26,447        28,493
  Accrued interest..........................................       6,050        14,649
  Accrued interest -- affiliate.............................       6,941           986
  Accumulated provision for rate refunds....................          --         4,726
                                                              ----------    ----------
          Total current liabilities.........................      96,653       128,731
                                                              ----------    ----------
LONG-TERM DEBT, NET OF CURRENT MATURITIES
  Third party...............................................     827,705       847,652
  Affiliate.................................................     551,156       279,846
                                                              ----------    ----------
          Total long-term debt, net of current maturities...   1,378,861     1,127,498
                                                              ----------    ----------
MINORITY INTERESTS IN PARTNERS' EQUITY......................     253,281       248,098
                                                              ----------    ----------
RESERVES AND DEFERRED CREDITS...............................       6,119         6,119
                                                              ----------    ----------
PARTNERS' EQUITY
  Partner's capital.........................................     754,044       572,274
  Accumulated other comprehensive income....................      19,168            --
                                                              ----------    ----------
          Total partners' equity............................     773,212       572,274
                                                              ----------    ----------
          Total liabilities and partners' equity............  $2,508,126    $2,082,720
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income to partners....................................  $  17,973   $ 17,966
                                                              ---------   --------
  Adjustments to reconcile net income to partners to net
     cash provided by operating activities:
     Depreciation and amortization..........................     15,785     15,641
     Minority interests in net income.......................     10,767      8,623
     Provision for rate refunds.............................      2,036      6,916
     Rate refunds paid......................................     (6,762)        --
     Changes in components of working capital...............       (152)   (11,685)
     Other..................................................       (421)       (74)
                                                              ---------   --------
          Total adjustments.................................     21,253     19,421
                                                              ---------   --------
          Net cash provided by operating activities.........     39,226     37,387
                                                              ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in unconsolidated affiliates...................     (3,161)    (2,109)
  Acquisition of gas gathering and processing businesses....   (198,659)        --
  Capital expenditures for property, plant and equipment....    (25,391)      (380)
                                                              ---------   --------
          Net cash used in investing activities.............   (227,211)    (2,489)
                                                              ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions
     General and limited partners...........................    (22,969)   (19,671)
     Minority Interests.....................................     (9,420)    (9,261)
  Issuance of long-term debt................................    335,703     20,000
  Decrease in bank overdraft................................    (22,437)        --
  Issuance of partnership interests, net....................      3,735         --
  Payments on termination of derivatives....................     (4,346)        --
  Long-term debt financing costs............................     (2,440)      (101)
  Retirement of long-term debt..............................    (58,132)      (749)
                                                              ---------   --------
          Net cash provided by (used in) financing
            activities......................................    219,694     (9,782)
                                                              ---------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     31,709     25,116
Cash and cash equivalents-beginning of period...............     35,363     22,927
                                                              ---------   --------
Cash and cash equivalents-end of period.....................  $  67,072   $ 48,043
                                                              =========   ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for:
     Interest (net of amount capitalized)...................  $  24,898   $ 27,820
                                                              =========   ========
Changes in components of working capital:
  Accounts receivable.......................................  $   5,388   $ (5,554)
  Materials and supplies....................................        364     (1,430)
  Under/over recovered cost of service......................         --      2,335
  Accounts payable..........................................     (1,214)      (256)
  Accrued taxes other than income...........................     (2,046)     2,196
  Accrued interest..........................................     (2,644)    (8,976)
                                                              ---------   --------
          Total.............................................  $    (152)  $(11,685)
                                                              =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                             ACCUMULATED
                                                                                OTHER
                                                      GENERAL    LIMITED    COMPREHENSIVE    TOTAL
                                                      PARTNERS   PARTNERS      INCOME        EQUITY
                                                      --------   --------   -------------   --------
Balance at December 31, 2000........................   $5,780    $566,494      $    --      $572,274
  Net income to partners............................      181      17,792           --        17,973
  Transition adjustment from adoption of SFAS No.
     133............................................       --          --       22,183        22,183
  Change associated with current period hedging
     transactions...................................       --          --       (3,015)       (3,015)
  Issuance of partnership interests, net............    1,887     184,879           --       186,766
  Distributions to partners.........................     (232)    (22,737)          --       (22,969)
                                                       ------    --------      -------      --------
Balance at March 31, 2001...........................   $7,616    $746,428      $19,168      $773,212
                                                       ======    ========      =======      ========

   The accompanying notes are an integral part of this consolidated financial statement.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by Northern Border Intermediated Limited Partnership (the "Partnership") without audit pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial results for the interim periods. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, the Partnership believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements as of December 31, 2000, included in this registration statement on Form S-4.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Partnership is a subsidiary limited partnership of Northern Border Partners, L.P., a publicly traded limited partnership. The Partnership owns a 70% general partner interest in Northern Border Pipeline Company. Crestone Energy Ventures, L.L.C.; Bear Paw Energy, L.L.C.; Border Midstream Services, Ltd., a Canadian company; Midwestern Gas Transmission Company; and Black Mesa Holdings, Inc. are wholly-owned subsidiaries of the Partnership. Crestone Energy Ventures owns a 49% common membership interest and a 100% class A share interest in Bighorn Gas Gathering, L.L.C.; a 33% interest in Fort Union Gas Gathering, L.L.C.; and a 35% interest in Lost Creek Gathering, L.L.C. Crestone Gathering Services, L.L.C. is a wholly-owned subsidiary of Crestone Energy Ventures.

2. ACQUISITION

     On March 30, 2001, the Partnership completed the acquisition of Bear Paw Energy for $381.7 million. The purchase price consisted of $198.7 million in cash and the issuance of 5.7 million Northern Border Partner common units valued at $183.0 million. Bear Paw Energy has extensive gathering and processing operations in the Powder River Basin in Wyoming and the Williston Basin in Montana and North Dakota. Bear Paw Energy has approximately 226,000 acres under dedication and 600 miles of gathering pipelines in the Powder River Basin. In the Williston Basin, Bear Paw Energy has over 2,800 miles of gathering pipelines and four processing plants with 90 million cubic feet per day of capacity. At March 31, 2001, the acquisition of Bear Paw Energy is reflected as an investment in gas gathering and processing businesses on the accompanying consolidated balance sheet. The Partnership is currently in the process of allocating the purchase price.

3. RATE CASE

     Northern Border Pipeline filed a rate proceeding with the Federal Energy Regulatory Commission ("FERC") in May 1999 for, among other things, a redetermination of its allowed equity rate of return. The total annual cost of service increase due to Northern Border Pipeline's proposed changes was approximately $30 million. In June 1999, the FERC issued an order in which the proposed changes were suspended until December 1, 1999, after which the proposed changes were implemented with subsequent billings subject to refund.

     In September 2000, Northern Border Pipeline filed a stipulation and agreement with the FERC that documented the proposed settlement of its pending rate case. The settlement was approved by the FERC in December 2000. Under the approved settlement, effective December 1, 1999, shippers will pay stated

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES transportation rates based on a straight-fixed variable rate design. From December 1, 1999, through and including December 31, 2000, the rates were based upon an annual revenue level of $307 million. Beginning January 1, 2001, the rates are based upon an annual revenue level of $305 million.

     After the FERC approved the rate case settlement and prior to the end of 2000, Northern Border Pipeline made estimated refund payments to its shippers totaling approximately $22.7 million, primarily related to the period from December 1999 to November 2000. During the first quarter of 2001, Northern Border Pipeline paid the remaining refund obligation to its shippers totaling approximately $6.8 million, which related to periods through January 2001.

4. CERTIFICATE APPLICATION

     On March 16, 2000, the FERC issued an order granting Northern Border Pipeline's application for a certificate to construct and operate the proposed expansion and extension of its pipeline system into Indiana ("Project 2000"). The FERC approved Northern Border Pipeline's request for a certificate to construct and operate the proposed facilities. The FERC approved Northern Border Pipeline's request for rolled-in rate treatment based upon the proposed project costs. The project has a targeted in-service date of November 2001. The capital expenditures for the project are budgeted to be approximately $94 million, of which $14.7 million had been incurred through March 31, 2001.

5. CREDIT FACILITIES AND LONG-TERM DEBT

     As discussed below, Northern Border Partners periodically borrows funds from various external sources. Northern Border Partners loans the funds to the Partnership on identical terms.

     In March 2001, Northern Border Partners completed a private offering of $225 million of 7.10% Senior Notes due 2011 ("2001 Partnership Senior Notes"). Northern Border Partners will register an exchange offer with the SEC to exchange the 2001 Partnership Senior Notes for notes with substantially identical terms. The indenture under which the 2001 Partnership Senior Notes were issued does not limit the amount of unsecured debt Northern Border Partners may incur, but does contain material financial covenants, including restrictions on incurrence of secured indebtedness. The proceeds from the 2001 Partnership Senior Notes, through a loan to the Partnership, were used to fund a portion of the acquisition of Bear Paw Energy (see Note 2).

     In March 2001, Northern Border Partners entered into a $200 million three-year revolving credit agreement with certain financial institutions ("2001 Partnership Credit Agreement"). The 2001 Partnership Credit Agreement is to be used for capital expenditures, acquisitions and general business purposes. The 2001 Partnership Credit Agreement permits Northern Border Partners to choose among various interest rate options, to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period. Northern Border Partners is required to pay a fee on the principal commitment amount of $200 million. The 2001 Partnership Credit Agreement replaced revolving credit agreements entered into in June 2000. At March 31, 2001, $73.0 million was outstanding under the 2001 Partnership Credit Agreement at an average effective interest rate of 6.35%.

6. BUSINESS SEGMENT INFORMATION

     The Partnership's reportable segments are strategic business units that offer different services. The Partnership evaluates performance based on EBITDA (net income before minority interests; interest expense;

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES and depreciation and amortization, including goodwill amortization, which is netted against equity earnings of unconsolidated affiliates).

                                        INTERSTATE    COAL         GAS
                                         PIPELINE    SLURRY    GATHERING(A)   OTHER(B)     TOTAL
                                        ----------   -------   ------------   --------   ----------
                                                              (IN THOUSANDS)
Three Months Ended March 31, 2001
  Revenues from external customers....  $   77,040   $ 5,421     $  5,499     $    --    $   87,960
  EBITDA..............................      65,398     2,112        2,580      (2,388)       67,702
  Total assets........................  $1,743,720   $28,293     $682,769     $53,344    $2,508,126

                                        INTERSTATE    COAL         GAS
                                         PIPELINE    SLURRY    GATHERING(A)   OTHER(B)     TOTAL
                                        ----------   -------   ------------   --------   ----------
                                                              (IN THOUSANDS)
Three Months Ended March 31, 2000
  Revenues from external customers....  $   76,241   $ 5,276     $    --       $   --    $   81,517
  EBITDA..............................      59,870     1,684        (189)        (328)       61,037
  Total assets........................  $1,805,436   $31,005     $33,647       $6,086    $1,876,174

---------------

(a) Gas gathering operating results commence from the date of the acquisition of gas gathering and processing businesses in September 2000, except for equity earnings of Bighorn Gas Gathering, which commenced in January 2000.

(b)  Includes other items not allocable to segments.

7. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Partnership uses financial instruments in the management of its interest rate exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. As a result, the Partnership and Northern Border Partners have entered into various interest rate swap agreements with major financial institutions to hedge its interest rate risk.

     In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was subsequently amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Partnership adopted SFAS No. 133 beginning January 1, 2001.

     At December 31, 2000, the Partnership had classified $26.0 million of unamortized proceeds from the termination of derivatives in long-term debt. This included unamortized proceeds of $14.9 million from the termination of interest rate swap agreements by the Partnership in December 2000 and $11.1 million from the termination of interest rate forward agreements by Northern Border Pipeline in August 1999. As a result of the adoption of SFAS No. 133, the Partnership reclassified $22.7 million from long-term debt to accumulated other comprehensive income and $3.3 million from long-term debt to minority interests in partners' equity. The Partnership is reflecting in consolidated accumulated other comprehensive income its 70% share of Northern Border Pipeline's accumulated other comprehensive income. The remaining 30% is reflected as an adjustment to minority interests in partners' equity.

       NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP AND SUBSIDIARIES

     Also upon adoption of SFAS No. 133, Northern Border Pipeline designated an outstanding interest rate swap agreement with a notional amount of $40.0 million as a cash flow hedge. As a result, the Partnership recorded a non-cash loss of $0.5 million in accumulated other comprehensive income and $0.3 million as an adjustment to minority interests in partners' equity.

     In February 2001, Northern Border Partners entered into forward starting interest rate swaps with notional amounts totaling $150 million related to the anticipated issuance of fixed rate debt. Upon issuance of the 2001 Partnership Senior Notes in March 2001, the Partnership paid approximately $4.3 million to terminate the swaps, which was recorded in accumulated other comprehensive income. The swaps were designated as cash flow hedges as they were entered into to hedge the fluctuations in Treasury rates and spreads between the execution date of the swaps and the issuance of the 2001 Partnership Senior Notes.

     During the first quarter of 2001, the Partnership amortized approximately $0.6 million related to the terminated derivatives from accumulated other comprehensive income to interest expense, and expects to amortize comparable amounts in each of the remaining quarters of 2001.

     In March 2001, Northern Border Pipeline entered into forward starting interest rate swaps with notional amounts totaling $200 million related to the planned issuance of 10-year and 30-year senior notes. The swap instruments may be settled any time prior to their expiration date on October 1, 2001. The swaps have been designated as cash flow hedges as they were entered into to hedge the fluctuations in Treasury rates and spreads between the execution date of the swaps and the issuance date of the senior notes. At March 31, 2001, Northern Border Pipeline recognized a non-cash gain in accumulated other comprehensive income of approximately $2.7 million, with a corresponding amount reflected in other assets on the accompanying consolidated balance sheet.

8. SUBSEQUENT EVENTS

     In April 2001, Northern Border Partners sold 407,550 common units. The proceeds of the sale and general partners' capital contributions totaled approximately $14.7 million and were primarily used to repay amounts borrowed under the 2001 Partnership Credit Agreement.

     On April 4, 2001, Border Midstream Services completed the acquisition of the Mazeppa and Gladys sour gas processing plants, gas gathering systems and a minority interest in the Gregg Lake/Obed Pipeline for $70 million (Canadian) or $45 million (U.S.). The Partnership had previously entered into a forward purchase of Canadian dollars to fund the acquisition and recognized a loss of approximately $2.0 million due to movements in the exchange rate, which is included in other income (expense) on the accompanying consolidated statement of income. The Mazeppa and Gladys plants, which are located near Calgary, Alberta, have a combined capacity of 87 million cubic feet per day. The Gregg Lake/Obed Pipeline system, which is located near Edmonton, Alberta, is comprised of 85 miles of gathering lines with a capacity of approximately 150 million cubic feet per day.

     On April 30, 2001, the Partnership acquired Midwestern Gas Transmission for approximately $100 million. The system is a 350-mile interstate natural gas pipeline extending from Portland, Tennessee to Joliet, Illinois with a capacity of 650 million cubic feet per day. Midwestern Gas Transmission connects to seven other major interstate pipeline systems, including Northern Border Pipeline.

     The Partnership makes quarterly distributions to its general partners and Northern Border Partners in connection with Northern Border Partners distribution declaration to its unitholders. On April 19, 2001, the Partnership declared a cash distribution of approximately $30.5 million for the quarter ended March 31, 2001, which is payable May 15, 2001.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Partnership Agreement contains the following provisions relating to indemnification of officers, general partners and Partnership Policy Committee members:

6.8 INDEMNIFICATION.

          (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each General Partner, the members of the Partnership Policy Committee, any Departing Partner, any Person who is or was an officer or director of the Partnership, a General Partner or any Departing Partner and all other Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) a General Partner, a member of the Partnership Policy Committee, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.8 shall be available to the General Partners with respect to their obligations incurred pursuant to the Indemnity Agreement, the Underwriting Agreement or the Conveyance Agreement (other than obligations incurred by the General Partners on behalf of the Partnership or the Intermediate Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to us to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

          (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this
     Section 6.8.

          (c) The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Common Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a General Partner, a member of the Partnership Policy Committee, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, a General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of insurance, on behalf of the General Partners, the members of the Partnership Policy Committee and such other Persons as the Partnership Policy Committee shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (e) For purposes of this Section 6.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.8(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

          (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h) The provisions of this Section 6.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i) No amendment, modification or repeal of this Section 6.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 *3.1     Form of Amended and Restated Agreement of Limited
          Partnership of Northern Border Partners, L.P. (Exhibit 3.1
          No. 2 to Northern Border Partners, L.P. Form S-1
          Registration Statement, Registration No. 33-66158 ("Form
          S-1")).
 *3.2     Form of Amended and Restated Agreement of Limited
          Partnership For Northern Border Intermediate Limited
          Partnership (Exhibit 10.1 to Form S-1).
 *4.1     Indenture, dated as of June 2, 2000, among the registrants and Bank One Trust Company, N.A. (Exhibit 4.1 to Northern
          Border Partners, L.P. Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 2000 ("June 2000 10-Q")).
 *4.2     First Supplemental Indenture, dated as of September 14,
          2000, among the registrants and Bank One Trust Company, N.A.
          (Exhibit 4.2 to Form S-4 Registration Statement,
          Registration No. 333-46212 ("2000 Form S-4")).
 *4.3     Indenture, dated as of March 21, 2001, among the registrants and Bank One Trust Company, N.A. (Exhibit 4.3 to Northern
          Border Partners, L.P. Annual Report on Form 10-K for the
          year ended December 31, 2000 ("2000 10-K")).
 *4.4     Registration Rights Agreement, dated March 21, 2001, by and among the registrants and Banc of America Securities LLC,
          SunTrust Equitable Securities Corporation, Banc One Capital
          Markets, Inc. and BMO Nesbitt Burns Corp., as Initial
          Purchasers (Exhibit 4.4 to 2000 10-K).
 *4.5     Indenture, dated as of August 17, 1999, between Northern
          Border Pipeline Company and Bank One Trust Company, N.A.,
          successor to The First National Bank of Chicago, as trustee
          (Exhibit 4.1 to Northern Border Pipeline Company Form S-4
          Registration Statement, Registration No. 333-88577
          ("Pipeline Form S-4")).
 5.1      Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
 8.1      Opinion of Vinson & Elkins L.L.P., as to certain tax matters
          (included in Exhibit 5.1).
*10.1     Northern Border Pipeline Company General Partnership
          Agreement between Northern Plains Natural Gas Company,
          Northwest Border Pipeline Company, Pan Border Gas Company,
          TransCanada Border Pipeline Ltd. and TransCan Northern Ltd.,
          effective March 9, 1978, as amended (Exhibit 10.2 to Form
          S-1).
*10.2     Operating Agreement between Northern Border Pipeline Company and Northern Plains Natural Gas Company, dated February 28,
          1980 (Exhibit 10.3 to Form S-1).
*10.3     Administrative Services Agreement between NBP Services
          Corporation, Northern Border Partners, L.P. and Northern
          Border Intermediate Limited Partnership (Exhibit 10.4 to
          Form S-1).
*10.4     Note Purchase Agreement between Northern Border Pipeline
          Company and the parties listed therein, dated July 15, 1992
          (Exhibit 10.6 to Form S-1).
*10.4.1   Supplemental Agreement to the Note Purchase Agreement dated as of June 1, 1995 (Exhibit 10.6.1 to Northern Border
          Partners, L.P. Annual Report on Form 10-K for the year ended
          December 31, 1995 ("1995 10-K")).
*10.5     Guaranty made by Panhandle Eastern Pipeline Company, dated
          October 31, 1992 (Exhibit 10.9 to Form S-1).
*10.6     Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Gas Marketing, Inc., dated June 22, 1990 (Exhibit 10.10 to
          Form S-1).

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
*10.6.1   Amended Exhibit A to Northern Border Pipeline Company U.S.
          Shippers Service Agreement between Northern Border Pipeline
          Company and Enron Gas Marketing, Inc. (Exhibit 10.10.1 to
          Northern Border Partners, L.P. Annual Report on Form 10-K
          for the year ended December 31, 1993 ("1993 10-K")).
*10.6.2   Amended Exhibit A to Northern Border Pipeline U.S. Shippers
          Service Agreement between Northern Border Pipeline Company and Enron Gas Marketing, Inc., effective November 1, 1994
          (Exhibit 10.10.2 to Northern Border Partners, L.P. Annual
          Report on Form 10-K for the year ended December 31, 1994).
*10.6.3   Amended Exhibit A's to Northern Border Pipeline Company U.S.
          Shipper Service Agreement effective, August 1, 1995 and
          November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
*10.6.4   Amended Exhibit A to Northern Border Pipeline Company U.S.
          Shipper Service Agreement effective April 1, 1998 (Exhibit
          10.10.4 to Northern Border Partners, L.P. Annual Report on
          Form 10-K for the year ended December 31, 1997 ("1997
          10-K")).
*10.7     Guaranty made by Northern Natural Gas Company, dated October
          7, 1993 (Exhibit 10.11.1 to 1993 10-K).
*10.8     Guaranty made by Northern Natural Gas Company, dated October
          7, 1993 (Exhibit 10.11.2 to 1993 10-K).
*10.9     Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Western Gas Marketing Limited, as agent for TransCanada
          PipeLines Limited, dated December 15, 1980 (Exhibit 10.13 to
          Form S-1).
*10.9.1   Amendment to Northern Border Pipeline Company Service
          Agreement extending the term effective November 1, 1995
          (Exhibit 10.13.1 to 1995 10-K).
*10.10    Form of Seventh Supplement Amending Northern Border Pipeline
          Company General Partnership Agreement (Exhibit 10.15 to Form
          S-1).
*10.11    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Transcontinental Gas Pipe Line Corporation, dated July 14,
          1983, with Amended Exhibit A effective February 11, 1994
          (Exhibit 10.17 to 1995 10-K).
*10.12    Form of Credit Agreement among Northern Border Pipeline
          Company, The First National Bank of Chicago, as
          Administrative Agent, The First National Bank of Chicago,
          Royal Bank of Canada, and Bank of America National Trust and
          Savings Association, as Syndication Agents, First Chicago
          Capital Markets, Inc., Royal Bank of Canada, and BancAmerica
          Securities, Inc, as Joint Arrangers and Lenders (as defined therein) dated as of June 16, 1997 (Exhibit 10(c) to
          Amendment No. 1 to Form S-3, Registration Statement No.
          333-40601 ("Form S-3")).
*10.13    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated October 15, 1997
          (Exhibit 10.21 to 1997 10-K).
*10.14    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated October 15, 1997
          (Exhibit 10.22 to 1997 10-K).
*10.15    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated August 5, 1997 with
          Amendment dated September 25, 1997 (Exhibit 10.25 to 1997
          10-K).
*10.16    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated August 5, 1997
          (Exhibit 10.26 to 1997 10-K).
*10.17    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          TransCanada Gas Services Inc., as agent for TransCanada
          PipeLines Limited dated August 5, 1997 (Exhibit 10.27 to
          1997 10-K).

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
*10.18    Project Management Agreement by and between Northern Plains
          Natural Gas Company and Enron Engineering & Construction
          Company, dated March 1, 1996 (Exhibit 10.39 to Pipeline Form
          S-4).
*10.19    Eighth Supplement Amending Northern Border Pipeline Company
          General Partnership Agreement (Exhibit 10.15 to Pipeline
          Form S-4).
*10.20    Revolving Credit Agreement dated as of March 21, 2001
          between Northern Border Partners, L.P., SunTrust Bank,
          Administrative Agent, Bank of Montreal and Bank of America,
          N.A., Co-Syndication Agents and Bank One, NA, Documentation
          Agent and Lenders (as defined therein) (Exhibit 10.20 to
          2000 10-K).
*10.21    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Pan-Alberta Gas (US) Inc., dated October 1, 1993, with
          Amended Exhibit A effective June 22, 1998 (Exhibit 10.36 to
          Northern Border Pipeline Company Annual Report on Form 10-K
          for the year ended December 31, 1999 ("NB Pipeline 1999
          10-K")).
*10.22    Northern Pipeline Company U.S. Shippers Service Agreement
          between Northern Border Pipeline Company and Pan-Alberta Gas
          (US) Inc., (successor to Natgas U.S. Inc.) dated October 6,
          1989, with Amended Exhibit A effective April 2, 1999
          (Exhibit 10.37 to NB Pipeline 1999 10-K).
*10.23    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
          Amended Exhibit A effective June 22, 1998 (Exhibit 10.38 to
          NB Pipeline 1999 10-K).
*10.24    Purchase and Sale Agreement, dated as of September 21, 2000 by and between Enron North America Corp. and NBP Energy
          Pipeline, L.L.C. (now known as Crestone Energy Ventures,
          L.L.C.) (Exhibit 10.24 to 2000 10-K).
*10.25    Master Services Agreement, dated as of September 21, 2000
          between NBP Energy Pipelines, L.L.C. (now known as Crestone
          Energy Ventures, L.L.C.) and Enron North America Corp.
          (Exhibit 10.25 to 2000 10-K).
*10.26    Acquisition Agreement, dated as of March 14, 2001, among
          Northern Border Partners, L.P., Northern Border Intermediate
          Limited Partnership, Bear Paw Investments, LLC, Bear Paw
          Energy, LLC and Sellers (defined therein) (Exhibit 10.26 to
          2000 10-K).
12.1      Statement recomputation of ratios.
21        The subsidiaries of Northern Border Partners, L.P. are
          Northern Border Intermediate Limited Partnership; Northern
          Border Pipeline Company; Bear Paw Investments, LLC; Bear Paw
          Energy, LLC; Border Midwestern Company; and Midwestern Gas
          Transmission Company.
23.1      Consent of Arthur Andersen LLP.
24.1      Powers of Attorney (included on pages II-7 and II-8 of the
          Registration Statement).
25.1      Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the Indenture among the registrants and Bank One Trust Company, N.A., as trustee,
          with respect to the issuance of 7.10% Senior Notes due 2011,
          Series A, by Northern Border Partners, L.P.
25.2      Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the Indenture among the registrants and Bank One Trust Company, N.A., as trustee,
          with respect to the guarantee of 7.10% Senior Notes due
          2011, Series A, by Northern Border Intermediate Limited
          Partnership.
99.1      Form of Letter of Transmittal.

---------------
* Indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 3, 2001.

                                          NORTHERN BORDER PARTNERS, L.P.
                                          (A Delaware Limited Partnership)

                                          By:     /s/ WILLIAM R. CORDES
                                            ------------------------------------
                                          Name: William R. Cordes
                                          Title:  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Cordes and Jerry L. Peters, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                       TITLE                      DATE
                     ---------                                       -----                      ----
               /s/ WILLIAM R. CORDES                 Chief Executive Officer and Chairman   July 3, 2001
---------------------------------------------------    of the Partnership Policy Committee
                 William R. Cordes

               /s/ STANLEY C. HORTON                 Member of the Partnership Policy       July 3, 2001
---------------------------------------------------    Committee
                 Stanley C. Horton

             /s/ CUBA WADLINGTON, JR.                Member of the Partnership Policy       July 3, 2001
---------------------------------------------------    Committee
               Cuba Wadlington, Jr.

                /s/ JERRY L. PETERS                  Chief Financial and Accounting         July 3, 2001
---------------------------------------------------    Officer
                  Jerry L. Peters

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 3, 2001.

                                          NORTHERN BORDER INTERMEDIATE
                                          LIMITED PARTNERSHIP
                                          (A Delaware Limited Partnership)

                                          By:     /s/ WILLIAM R. CORDES
                                            ------------------------------------
                                          Name: William R. Cordes
                                          Title:  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Cordes and Jerry L. Peters, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
               /s/ WILLIAM R. CORDES                 Chief Executive Officer and Chairman  July 3, 2001
---------------------------------------------------    of the Partnership Policy
                 William R. Cordes                     Committee

               /s/ STANLEY C. HORTON                 Member of the Partnership Policy      July 3, 2001
---------------------------------------------------    Committee
                 Stanley C. Horton

             /s/ CUBA WADLINGTON, JR.                Member of the Partnership Policy      July 3, 2001
---------------------------------------------------    Committee
               Cuba Wadlington, Jr.

                /s/ JERRY L. PETERS                  Chief Financial and Accounting        July 3, 2001
---------------------------------------------------    Officer
                  Jerry L. Peters

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 *3.1     Form of Amended and Restated Agreement of Limited
          Partnership of Northern Border Partners, L.P. (Exhibit 3.1
          No. 2 to Northern Border Partners, L.P. Form S-1
          Registration Statement, Registration No. 33-66158 ("Form
          S-1")).
 *3.2     Form of Amended and Restated Agreement of Limited
          Partnership For Northern Border Intermediate Limited
          Partnership (Exhibit 10.1 to Form S-1).
 *4.1     Indenture, dated as of June 2, 2000, among the registrants and Bank One Trust Company, N.A. (Exhibit 4.1 to Northern
          Border Partners, L.P. Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 2000 ("June 2000 10-Q")).
 *4.2     First Supplemental Indenture, dated as of September 14,
          2000, among the registrants and Bank One Trust Company, N.A.
          (Exhibit 4.2 to Form S-4 Registration Statement,
          Registration No. 333-46212 ("2000 Form S-4")).
 *4.3     Indenture, dated as of March 21, 2001, among the registrants and Bank One Trust Company, N.A. (Exhibit 4.3 to Northern
          Border Partners, L.P. Annual Report on Form 10-K for the
          year ended December 31, 2000 ("2000 10-K")).
 *4.4     Registration Rights Agreement, dated March 21, 2001, by and among the registrants and Banc of America Securities LLC,
          SunTrust Equitable Securities Corporation, Banc One Capital
          Markets, Inc. and BMO Nesbitt Burns Corp., as Initial
          Purchasers (Exhibit 4.4 to 2000 10-K).
 *4.5     Indenture, dated as of August 17, 1999, between Northern
          Border Pipeline Company and Bank One Trust Company, N.A.,
          successor to The First National Bank of Chicago, as trustee
          (Exhibit 4.1 to Northern Border Pipeline Company Form S-4
          Registration Statement, Registration No. 333-88577
          ("Pipeline Form S-4")).
 5.1      Opinion of Vinson & Elkins L.L.P., as to the validity of the new notes.
 8.1      Opinion of Vinson & Elkins L.L.P., as to certain tax matters
          (included in Exhibit 5.1).
*10.1     Northern Border Pipeline Company General Partnership
          Agreement between Northern Plains Natural Gas Company,
          Northwest Border Pipeline Company, Pan Border Gas Company,
          TransCanada Border Pipeline Ltd. and TransCan Northern Ltd.,
          effective March 9, 1978, as amended (Exhibit 10.2 to Form
          S-1).
*10.2     Operating Agreement between Northern Border Pipeline Company and Northern Plains Natural Gas Company, dated February 28,
          1980 (Exhibit 10.3 to Form S-1).
*10.3     Administrative Services Agreement between NBP Services
          Corporation, Northern Border Partners, L.P. and Northern
          Border Intermediate Limited Partnership (Exhibit 10.4 to
          Form S-1).
*10.4     Note Purchase Agreement between Northern Border Pipeline
          Company and the parties listed therein, dated July 15, 1992
          (Exhibit 10.6 to Form S-1).
*10.4.1   Supplemental Agreement to the Note Purchase Agreement dated as of June 1, 1995 (Exhibit 10.6.1 to Northern Border
          Partners, L.P. Annual Report on Form 10-K for the year ended
          December 31, 1995 ("1995 10-K")).
*10.5     Guaranty made by Panhandle Eastern Pipeline Company, dated
          October 31, 1992 (Exhibit 10.9 to Form S-1).
*10.6     Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Gas Marketing, Inc., dated June 22, 1990 (Exhibit 10.10 to
          Form S-1).

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
*10.6.1   Amended Exhibit A to Northern Border Pipeline Company U.S.
          Shippers Service Agreement between Northern Border Pipeline
          Company and Enron Gas Marketing, Inc. (Exhibit 10.10.1 to
          Northern Border Partners, L.P. Annual Report on Form 10-K
          for the year ended December 31, 1993 ("1993 10-K")).
*10.6.2   Amended Exhibit A to Northern Border Pipeline U.S. Shippers
          Service Agreement between Northern Border Pipeline Company and Enron Gas Marketing, Inc., effective November 1, 1994
          (Exhibit 10.10.2 Northern Border Partners, L.P. Annual
          Report on Form 10-K for the year ended December 31, 1994).
*10.6.3   Amended Exhibit A's to Northern Border Pipeline Company U.S.
          Shipper Service Agreement effective, August 1, 1995 and
          November 1, 1995 (Exhibit 10.10.3 to 1995 10-K).
*10.6.4   Amended Exhibit A to Northern Border Pipeline Company U.S.
          Shipper Service Agreement effective April 1, 1998 (Exhibit
          10.10.4 to Northern Border Partners, L.P. Annual Report on
          Form 10-K for the year ended December 31, 1997 ("1997
          10-K")).
*10.7     Guaranty made by Northern Natural Gas Company, dated October
          7, 1993 (Exhibit 10.11.1 to 1993 10-K).
*10.8     Guaranty made by Northern Natural Gas Company, dated October
          7, 1993 (Exhibit 10.11.2 to 1993 10-K).
*10.9     Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Western Gas Marketing Limited, as agent for TransCanada
          PipeLines Limited, dated December 15, 1980 (Exhibit 10.13 to
          Form S-1).
*10.9.1   Amendment to Northern Border Pipeline Company Service
          Agreement extending the term effective November 1, 1995
          (Exhibit 10.13.1 to 1995 10-K).
*10.10    Form of Seventh Supplement Amending Northern Border Pipeline
          Company General Partnership Agreement (Exhibit 10.15 to Form
          S-1).
*10.11    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Transcontinental Gas Pipe Line Corporation, dated July 14,
          1983, with Amended Exhibit A effective February 11, 1994
          (Exhibit 10.17 to 1995 10-K).
*10.12    Form of Credit Agreement among Northern Border Pipeline
          Company, The First National Bank of Chicago, as
          Administrative Agent, The First National Bank of Chicago,
          Royal Bank of Canada, and Bank of America National Trust and
          Savings Association, as Syndication Agents, First Chicago
          Capital Markets, Inc., Royal Bank of Canada, and BancAmerica
          Securities, Inc, as Joint Arrangers and Lenders (as defined therein) dated as of June 16, 1997 (Exhibit 10(c) to
          Amendment No. 1 to Form S-3, Registration Statement No.
          333-40601 ("Form S-3")).
*10.13    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated October 15, 1997
          (Exhibit 10.21 to 1997 10-K).
*10.14    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated October 15, 1997
          (Exhibit 10.22 to 1997 10-K).
*10.15    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated August 5, 1997 with
          Amendment dated September 25, 1997 (Exhibit 10.25 to 1997
          10-K).
*10.16    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and Enron
          Capital & Trade Resources Corp. dated August 5, 1997
          (Exhibit 10.26 to 1997 10-K).

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
*10.17    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          TransCanada Gas Services Inc., as agent for TransCanada
          PipeLines Limited dated August 5, 1997 (Exhibit 10.27 to
          1997 10-K).
*10.18    Project Management Agreement by and between Northern Plains
          Natural Gas Company and Enron Engineering & Construction
          Company, dated March 1, 1996 (Exhibit 10.39 to Pipeline Form
          S-4).
*10.19    Eighth Supplement Amending Northern Border Pipeline Company
          General Partnership Agreement (Exhibit 10.15 to Pipeline
          Form S-4).
*10.20    Revolving Credit Agreement dated as of March 21, 2001
          between Northern Border Partners, L.P., SunTrust Bank,
          Administrative Agent, Bank of Montreal and Bank of America,
          N.A., Co-Syndication Agents and Bank One, NA, Documentation
          Agent and Lenders (as defined therein) (Exhibit 10.20 to
          2000 10-K).
*10.21    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Pan-Alberta Gas (US) Inc., dated October 1, 1993, with
          Amended Exhibit A effective June 22, 1998 (Exhibit 10.36 to
          Northern Border Pipeline Company Annual Report on Form 10-K
          for the year ended December 31, 1999 ("NB Pipeline 1999
          10-K")).
*10.22    Northern Pipeline Company U.S. Shippers Service Agreement
          between Northern Border Pipeline Company and Pan-Alberta Gas
          (US) Inc., (successor to Natgas U.S. Inc.) dated October 6,
          1989, with Amended Exhibit A effective April 2, 1999
          (Exhibit 10.37 to NB Pipeline 1999 10-K).
*10.23    Northern Border Pipeline Company U.S. Shippers Service
          Agreement between Northern Border Pipeline Company and
          Pan-Alberta Gas (U.S.) Inc., dated October 1, 1992, with
          Amended Exhibit A effective June 22, 1998 (Exhibit 10.38 to
          NB Pipeline 1999 10-K).
*10.24    Purchase and Sale Agreement, dated as of September 21, 2000 by and between Enron North America Corp. and NBP Energy
          Pipeline, L.L.C. (now known as Crestone Energy Ventures,
          L.L.C.) (Exhibit 10.24 to 2000 10-K).
*10.25    Master Services Agreement, dated as of September 21, 2000
          between NBP Energy Pipelines, L.L.C. (now known as Crestone
          Energy Ventures, L.L.C.) and Enron North America Corp.
          (Exhibit 10.25 to 2000 10-K).
*10.26    Acquisition Agreement, dated as of March 14, 2001, among
          Northern Border Partners, L.P., Northern Border Intermediate
          Limited Partnership, Bear Paw Investments, LLC, Bear Paw
          Energy, LLC and Sellers (defined therein) (Exhibit 10.26 to
          2000 10-K).
12.1      Statement re computation of ratios.
21        The subsidiaries of Northern Border Partners, L.P. are
          Northern Border Intermediate Limited Partnership; Northern
          Border Pipeline Company; Bear Paw Investments, LLC; Bear Paw
          Energy, LLC; Border Midwestern Company; and Midwestern Gas
          Transmission Company.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
23.1      Consent of Arthur Andersen LLP.
24.1      Powers of Attorney (included on pages II-7 and II-8 of the
          Registration Statement).
25.1      Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the Indenture among the registrants and Bank One Trust Company, N.A., as trustee,
          with respect to the issuance of 7.10% Senior Notes due 2011,
          Series A, by Northern Border Partners, L.P.
25.2      Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the Indenture among the registrants and Bank One Trust Company, N.A., as trustee,
          with respect to the guarantee of 7.10% Senior Notes due
          2011, Series A, by Northern Border Intermediate Limited
          Partnership.
99.1      Form of Letter of Transmittal.

---------------
* Indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.